UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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McGrath RentCorp
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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McGRATH RENTCORP

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 12, 2013

To the Shareholders of McGrath RentCorp:

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Shareholders (the “Annual Meeting”) of McGrath RentCorp, a California corporation (the “Company”), will be held at the Company’s principal executive offices located at 5700 Las Positas Road, Livermore, California 94551, on Wednesday, June 12, 2013, at 2:00 p.m., local time. Shareholders who are unable to attend may listen to a live webcast of the Annual Meeting on the Company’s website at www.mgrc.com under the Investor Relations section. The Annual Meeting will be held for the following purposes:

1. To elect seven (7) directors of the Company to serve until the 2014 annual meeting of shareholders or until their successors are elected and qualified;

2. To ratify the appointment of Grant Thornton LLP as the independent auditors for the Company for the year ending December 31, 2013;

3. To hold a non-binding, advisory vote to approve the compensation of the Company’s named executive officers;

4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement which is attached and made a part hereof.

The Board of Directors of the Company has fixed the close of business on April 26, 2013 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

I M P O R T A N T

Shareholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy card using the enclosed return envelope, as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy card issued in your name from such broker, bank or other nominee.

If you hold your shares in a brokerage account, your shares will not be voted in the election of directors or the non-binding, advisory vote on the compensation of the Company’s named executive officers unless you provide explicit instructions to your broker as to how you wish to vote your shares. Under the New York Stock Exchange rules governing discretionary voting of proxies by the exchange’s members, your broker is not permitted to vote shares with respect to non-routine matters such as the election of directors or the vote on compensation without voting instructions from the beneficial owner of such shares.

By Order of the Board of Directors,

Randle F. Rose

Senior Vice President,

Chief Administrative Officer and Secretary

Livermore, California

April 30, 2013

McGRATH RENTCORP

5700 Las Positas Road

Livermore, California 94551

PROXY STATEMENT

FOR 2013 ANNUAL MEETING OF SHAREHOLDERS

General Information

This proxy statement (this “Proxy Statement”) is made available to the shareholders of McGrath RentCorp, a California corporation (the “Company”, “we”, “us”, or “our”), in connection with the solicitation by the Board of Directors of the Company (the “Board of Directors” or the “Board”) of proxies in the accompanying form for use in voting at the 2013 Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Wednesday, June 12, 2013, at 2:00 p.m., local time, at the Company’s principal executive offices located at 5700 Las Positas Road, Livermore, California 94551, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

The Company expects to mail this Proxy Statement and the enclosed form of proxy to shareholders on or about May 3, 2013.

The rules of the Securities and Exchange Commission (the “SEC”) require us to notify our shareholders of the availability of our proxy materials through the Internet.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be held on Wednesday, June 12, 2013

Our Proxy Statement and 2012 Annual Report to Shareholders are available at

https://materials.proxyvote.com/580589

The following questions and answers provide important information about the Annual Meeting and this Proxy Statement:

Where are the Company’s principal executive offices located and what is the Company’s main telephone number?

The Company’s principal executive offices are located at 5700 Las Positas Road, Livermore, California 94551. The Company’s main telephone number is (925) 606-9200.

What matters will be considered at the Annual Meeting?

Shareholders will vote on the following items at the Annual Meeting:

•	the election as directors of the seven (7) nominees named in this Proxy Statement (Proposal No. 1);

•	the ratification of the appointment of Grant Thornton LLP as the independent auditors for the Company for the year ending December 31, 2013 (Proposal No. 2);

•	the approval, with a non-binding, advisory vote, of the compensation of the Company’s named executive officers (Proposal No. 3);

•	such other business that may properly come before the Annual Meeting and any adjournment or postponement thereof.

How does the Board of Directors recommend that shareholders vote on these matters?

The Board of Directors believes that the election of the nominated directors, the ratification of the appointment of Grant Thornton LLP and the approval on an advisory basis of the compensation of the Company’s named executive officers are in the best interests of the Company and its shareholders and, accordingly, recommends a vote “FOR” the approval of each of these proposals.

How are proxy materials being made available to shareholders?

The SEC adopted amendments to the proxy rules that change how companies must provide proxy materials. These rules are often referred to as “Notice and Access.” Under the Notice and Access model, a company may select either of the following two options for making proxy materials available to shareholders:

•	the full set delivery option; or

•	the notice only option.

Full Set Delivery Option

Under the full set delivery option, a company delivers all proxy materials to its shareholders as it would have done prior to the change in the rules. This can be by mail or, if a shareholder has previously agreed, by e-mail. In addition to delivering proxy materials to shareholders, a company must post all proxy materials on a publicly-accessible website and provide information to shareholders about how to access that website. The Company’s proxy materials are available on the following website: https://materials.proxyvote.com/580589.

Notice Only Option

Under the notice only delivery option, a company must post all its proxy materials on a publicly accessible website. However, instead of delivering its proxy materials to shareholders, the company instead delivers a one-page notice of internet availability of proxy materials which includes, among other matters:

•	information regarding the date, time and location of the annual meeting of shareholders as well as the items to be considered at the meeting;

•	information regarding the website where the proxy materials are posted; and

•	various means by which a shareholder may request paper or e-mail copies of the proxy materials.

A company may use a single method for all its shareholders, or use full set delivery for some while adopting the notice only option for others. The Company is required to comply with these Notice and Access rules in connection with its Annual Meeting, and has elected to use the full set delivery option under the rules for all shareholders in connection with this year’s Annual Meeting.

Although the Company has elected to use the full set delivery option for the Annual Meeting, we may choose to use the notice only option in the future. By reducing the amount of materials that a company needs to print and mail, the notice only option provides an opportunity for cost savings as well as conservation of natural resources. However, many companies that have used the notice only option have also experienced a lower participation rate—meaning that fewer shareholders voted at these companies’ annual meetings. The Company plans to continue to evaluate the possible cost savings and environmental impact as well as the potential impact on shareholder participation in its consideration of the notice only option in the future.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered the shareholder of record with respect to those shares, and the proxy materials were sent directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

How do I vote?

You may vote by signing and dating each paper proxy card you received and returning it in the prepaid envelope. The enclosed proxy will be voted in accordance with the instructions thereon. Unless otherwise stated, all shares represented by such proxy will be voted as instructed. Proxies may be revoked in the manner described below.

What does it mean if I received more than one proxy card?

If you received more than one proxy card, it may mean that you hold shares registered in more than one account. If you received more than one paper proxy card, sign and return each proxy card you received to ensure that all of your shares are voted. If you have any questions regarding your share information or address appearing on the paper proxy card you may call Computershare, the Company’s transfer agent, at (800) 962-4284 if you are a shareholder of record, or contact your brokerage firm, bank, broker-dealer or other similar organization if you are a beneficial owner of shares held in “street name.”

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date by signing and returning a new proxy card with a later date or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to the Company’s Corporate Secretary at 5700 Las Positas Road, Livermore, California 94551 prior to the Annual Meeting. See “May I vote my shares in person at the Annual Meeting?” below.

Who is entitled to vote?

The close of business on April 26, 2013 has been fixed as the record date (the “Record Date”) for determining the holders of shares of common stock of the Company (“Common Stock”) entitled to notice of and to vote at the Annual Meeting.

What constitutes a quorum?

As of the close of business on the Record Date, there were 25,204,031 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting of a majority of these shares of Common Stock, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

How are votes counted and who will count the votes?

Each outstanding share of Common Stock on the Record Date is entitled to one vote on each matter properly brought before the Annual Meeting. However, every shareholder voting for the election of directors may cumulate such shareholder’s votes and give one candidate a number of votes equal to the number of directors to be elected (seven) multiplied by the number of shares held, or may distribute such shareholder’s votes on the same principle among as many candidates as the shareholder may select. However, no shareholder shall be entitled to cumulate votes for any candidate unless the candidate’s name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the Annual Meeting prior to the voting of the intention to cumulate such shareholder’s votes. The proxy holders are given discretionary authority, under the terms of the proxy, to cumulate votes represented by shares for which they are named in the proxy. In electing directors, the seven candidates receiving the highest number of affirmative votes shall be elected.

An automated system administered by Computershare will tabulate votes cast by proxy and Randle F. Rose, the Company’s Secretary, will act as the inspector of elections to tabulate votes cast in person at the Annual Meeting.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

•	as necessary to meet applicable legal requirements;

•	to allow for the tabulation and certification of votes; and

•	to facilitate a successful proxy solicitation.

Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to the Company’s management and the Board of Directors.

How are abstentions and broker “non-votes” treated?

Under the General Corporation Law of the State of California, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting. However, abstentions are not included in determining the number of shares voting on the proposals submitted to shareholders. Generally, a broker “non-vote” occurs when a nominee (such as a brokerage firm, bank, broker-dealer, or other similar organization) holding shares for a beneficial owner in “street name” does not vote on a particular matter because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. Broker “non-votes,” and shares as to which proxy authority has been withheld with respect to any matter, are not deemed to be entitled to vote for purposes of determining whether shareholders’ approval of that matter has been obtained.

What is the voting requirement to approve each of the proposals?

With respect to Proposal No. 1 of this Proxy Statement, a plurality of the votes cast is required for the election of directors. This means that the director nominee with the most votes for a particular slot is elected for that slot. You may vote “FOR” or “WITHHELD” with respect to the election of directors. Only votes “FOR” or “WITHHELD” are counted in determining whether a plurality has been cast in favor of a director. Abstentions and broker “non-votes,” if any, will have no effect on this proposal. Brokerage firms, banks, broker-dealers and other nominees holding shares for holders who have not given specific voting instructions are not permitted to vote in their discretion with respect to Proposal No. 1. If you do not instruct your broker how to vote, your broker may not vote with respect to this proposal and these votes will be counted as broker “non-votes,” as is described in “What happens if I do not give specific voting instructions?” below. Our Corporate Governance Guidelines, as amended and restated by the Board of Directors on December 9, 2010, set forth our procedures if a director-nominee is elected, but receives a majority of “WITHHELD” votes. In an uncontested election, any director nominee who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” such election is required to tender his or her resignation following certification of the shareholder vote. The Corporate Governance and Nominating Committee is required to make recommendations to the Board of Directors with respect to any such letter of resignation. The Board of Directors is required to take action with respect to this recommendation within 90 days following certification of the shareholder vote and to disclose its decision-making process.

With respect to Proposal No. 2 of this Proxy Statement, the affirmative vote of a majority of the shares of Common Stock represented and voting at the Annual Meeting is required for ratification of the independent auditors. Abstentions will have the same effect as voting against this proposal. Broker “non-votes,” if any, will have no effect on this proposal. Although certain brokerage firms, banks, broker-dealers and other nominees holding shares for holders who have not given specific voting instructions are permitted to vote in their discretion with respect to Proposal No. 2, those institutions which are not governed by New York Stock Exchange (“NYSE”) Rule 452, are not permitted to vote in their discretion with respect to such proposal. If you do not instruct your broker how to vote, and your broker is not governed by NYSE Rule 452, your broker may not vote with respect to this proposal and these votes will be counted as broker “non-votes,” as is described in “What happens if I do not give specific voting instructions?” below.

With respect to Proposal No. 3 of this Proxy Statement, the affirmative vote of a majority of the shares of Common Stock represented and voting at the Annual Meeting is required for approval, on an advisory basis, of the compensation of the Company’s named executive officers. You may vote “FOR” or “AGAINST” with respect to approval of the compensation of the Company’s named executive officers. Abstentions will have the same effect as voting against this proposal. Broker “non-votes,” if any, will have no effect on this proposal. Brokerage firms, banks, broker-dealers and other nominees holding shares for holders who have not been given specific voting instructions are not permitted to vote in their discretion with respect to Proposal No. 3. If you do not instruct your broker how to vote, your broker may not vote with respect to this proposal and these votes will be counted as broker “non-votes,” as is described in “What happens if I do not give specific voting instructions?” below.

What happens if I do not give specific voting instructions?

For Shares Directly Registered in the Name of the Shareholder: If you return your signed proxy but do not indicate your voting preferences, the Company will vote on your behalf “FOR” the election of the nominated directors, “FOR” the ratification of the appointment of Grant Thornton LLP, and “FOR” approval of the compensation of the Company’s named executive officers. If any other matter properly comes before the shareholders for a vote at the Annual Meeting, the proxy holders will vote your shares in accordance with their best judgment.

For Shares Registered in the Name of a Brokerage Firm, Bank, Broker-Dealer or Other Similar Organization: If your shares are held in street name, your brokerage firm, bank, broker-dealer or nominee will ask you how you want your shares to be voted. If you provide voting instructions, your shares must be voted as you direct. If you do not furnish voting instructions with respect to shares registered in the name of organizations that are not governed by NYSE Rule 452, those shares will not be voted at the meeting because such organizations do not have discretionary voting power. If you do not furnish voting instructions to brokerage firms that are governed by NYSE Rule 452, one of two things can happen, depending upon whether a proposal is “routine.” Under NYSE Rule 452, brokerage firms, banks, broker-dealers and other similar organizations have discretion to cast votes on routine matters, such as the ratification of the appointment of an independent auditor, without voting instructions from their clients. Brokerage firms, banks, broker-dealers and other similar organizations are not permitted, however, to cast votes on “non-routine” matters, such as the election of directors or votes on the compensation of the Company’s named executive officers, without such voting instructions.

May I vote my shares in person at the Annual Meeting?

For Shares Directly Registered in the Name of the Shareholder: Yes. However, we encourage you to vote by proxy card even if you plan to attend the Annual Meeting. If you wish to give a proxy to someone other than the individuals named as proxies on the enclosed proxy card, you may cross out the names appearing on the enclosed proxy card, insert the name of some other person, sign the card and give the proxy card to that person for use at the Annual Meeting.

For Shares Registered in the Name of a Brokerage Firm or Bank: Yes, but in order to do so you will first have to ask your bank, broker or other intermediary to furnish you with a legal proxy. You will need to bring the legal proxy with you to the Annual Meeting and hand it in with a signed ballot that you can request at the Annual Meeting. You will not be able to vote your shares at the Annual Meeting without a legal proxy and a signed ballot.

Your attendance at the Annual Meeting in and of itself will not automatically revoke a proxy that was submitted earlier by mail.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of elections and reported in a current report on Form 8-K to be filed by the Company within four business days after the end of the Annual Meeting.

Who pays for this proxy solicitation?

The Company will bear the entire cost of soliciting proxies, including the costs of preparing, assembling, printing and mailing this Proxy Statement, the proxy and any additional soliciting material furnished to shareholders. Arrangements will be made with brokerage firms, banks, broker-dealers, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of our Common Stock, and these entities may be reimbursed by the Company for their expenses. Proxies may be solicited by directors, officers or employees of the Company in person or by telephone, e-mail or other means. No additional compensation will be paid to such individuals for these services.

What is the deadline for receipt of shareholder proposals?

Requirements for Shareholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Shareholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and intended to be presented at the annual meeting of the Company’s shareholders to be held in 2014 must be received by the Company no later than December 31, 2013 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

Discretionary Authority. The proxies to be solicited by the Board of Directors for the 2014 annual meeting of the Company’s shareholders will confer discretionary authority on the proxyholders to vote on any shareholder proposal presented at such annual meeting if the Company fails to receive notice of such proposal by March 16, 2014.

Householding of Annual Meeting Materials

Some brokerage firms, banks, broker-dealers, or other nominees who are record holders may participate in the practice of “householding” proxy statements and their accompanying documents. This means that only one copy of the proxy materials will be sent to your household regardless of the number of shareholders who reside there. We will promptly deliver a separate copy of these documents without charge to you upon written request to McGrath RentCorp, 5700 Las Positas Road, Livermore, California 94551 Attn: Investor Relations. If you want to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your brokerage firm, bank, broker-dealer or other nominee who is a record holder, or you may contact us at the address and phone number listed above.

Financial and Other Information

We are required to file annual, quarterly and current reports, proxy statements and other reports with the SEC. Copies of these filings are available through our Internet website at www.mgrc.com under the Investor Relations section or the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including our annual report on Form 10-K for the fiscal year ended December 31, 2012 and filed with the SEC on February 22, 2013 (the “2012 Annual Report”), without charge to any shareholder upon written request to McGrath RentCorp, 5700 Las Positas Road, Livermore, California 94551 Attn: Investor Relations.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s bylaws authorize the number of directors to be not less than five (5) and not more than nine (9). The number of directors on the Board of Directors is currently fixed at seven (7). Each director serves a one-year term. The Board of Directors is currently composed of the following seven (7) directors whose terms will expire upon the election and qualification of directors at the Annual Meeting: William J. Dawson, Robert C. Hood, Dennis C. Kakures, Robert P. McGrath, M. Richard Smith, Dennis P. Stradford and Ronald H. Zech. At each annual meeting of shareholders, directors will be elected for full terms of one year to succeed those directors whose terms are expiring.

At the Annual Meeting, the shareholders will elect seven (7) directors. Messrs. Dawson, Hood, Kakures, McGrath, Smith, Stradford and Zech have each been nominated to serve a one-year term, until the annual meeting of shareholders to be held in 2013, until their successors are elected or appointed and qualified, or until their earlier death, resignation or removal. The Board of Directors has no reason to believe that any of Messrs. Dawson, Hood, Kakures, McGrath, Smith, Stradford or Zech will be unable or unwilling to serve as a nominee or as a director if elected.

Nominees

The names of the nominees and certain information about them are set forth below.

Name of Nominee	Age	Principal Occupation	Director Since
William J. Dawson	58	Former Chief Financial Officer of Catalyst Biosciences, Inc.	1998

Robert C. Hood	72	Former Executive Vice President and Chief Financial and Administrative Officer of Excite, Inc.	1999

Dennis C. Kakures	56	Chief Executive Officer and President of the Company	2003

Robert P. McGrath	79	Chairman Emeritus of the Board of Directors of the Company	1979

M. Richard Smith	65	Former Senior Vice President of Bechtel Group, Inc.	2010

Dennis P. Stradford	66	Former Chairman, President and Chief Executive Officer of Nomis Solutions, Inc.	2002

Ronald H. Zech	69	Chairman of the Board of Directors of the Company	1989

William J. Dawson was elected a director of the Company in 1998. Mr. Dawson served as Chief Financial Officer at Catalyst Biosciences, Inc., a privately-held biotechnology company for two years from 2010 to 2012. He was Vice President, Finance and Chief Financial Officer with Cerus Corporation, a publicly held biopharmaceutical company from August 2004 to April 2009. At Cerus, Mr. Dawson completed two rounds of equity financing, helped spin-off a non-strategic asset to a syndicate of venture capital firms, and guided financial aspects of the company’s commercial expansion in Europe, while building an international finance and accounting organization and leading an upgrade of the corporate accounting system, SEC reporting, and compliance with the Sarbanes-Oxley Act. Prior to joining Cerus, he spent a total of 26 years in senior financial positions at companies in biotechnology, healthcare services and information technology, investment banking, energy and transportation, where he was responsible for strategic, business and financial planning, SEC reporting, investor relations, and numerous equity, debt and structured financings, mergers and acquisitions, and advisory assignments. As an investment banker, Mr. Dawson assisted in three public equity offerings for McGrath RentCorp, beginning with its initial public offering in 1984. He also serves on the board of directors of Wellington Trust Company, a subsidiary of Wellington Management Company, LLP, a private institutional investment management company. With his wealth of experience in financial and strategic transactions, Mr. Dawson provides significant value to the Board of Directors. Mr. Dawson received an A.B. in Mechanical Engineering from Stanford University and an M.B.A. from Harvard Business School.

Robert C. Hood was elected a director of the Company in 1999. Since 1999, he has been an independent investor. From 1996 to 1999, Mr. Hood was Executive Vice President and Chief Financial and Administrative Officer at Excite, Inc., one of the early internet portal companies. At Excite, Mr. Hood helped guide the company through its substantial growth phase, was responsible for all financial and administrative functions, spearheaded several rounds of equity financing and helped negotiate and integrate eight acquisitions. Prior to working at Excite, Mr. Hood accumulated over thirty years of business and senior-level financial experience, in both large-scale multi-national and fast growth technology companies. This experience included SEC reporting, legal affairs, human resource administration, investor relations, large-scale information systems, controllership and internal control functions, debt and equity financing, international operations, budgeting and strategic planning, acquisitions and mergers. Company affiliations included companies engaged in equipment leasing, electronic test equipment manufacturing and financial services. With his many years of senior-level business and financial experience, Mr. Hood provides valued perspective on numerous financial, administrative and strategic issues facing public companies. Mr. Hood holds an A.B. in Economics from Bates College and an M.B.A. from The Tuck School, Dartmouth College.

Dennis C. Kakures was elected a director of the Company in 2003 and became the Chief Executive Officer of the Company in 2003. Mr. Kakures has been the President of the Company since 1995. Prior to becoming Chief Executive Officer, he served as Chief Operating Officer from 1989 to 2003 and Executive Vice President from 1993 to 1995. Having started his career with McGrath RentCorp in sales in 1982, and having held roles of increasing managerial responsibility over his 30 years with the Company, Mr. Kakures provides unique insight and perspective on the Company’s business on a day-to-day basis. Mr. Kakures has been instrumental in developing and driving the strategic product and geographic expansion of the Company’s varied rental businesses since he became Chief Executive Officer in 2003. He is uniquely qualified to serve as Chief Executive Officer and as a member of the Board of Directors. Mr. Kakures received a B.S. in Marketing from California State University at Hayward.

Robert P. McGrath is the founder of the Company and Chairman Emeritus of the Board of Directors. He has been a director since the Company’s formation in 1979 and served as Chairman of the Board of Directors from 1988 until he elected to step down from that role in June 2009. From March 2003 to July 2004, Mr. McGrath served as Executive Chairman. From 1979 to March 2003, he also served as the Company’s Chief Executive Officer. He served as President from 1979 to 1994 and Chief Financial Officer from 1979 to 1993. Mr. McGrath provided the leadership to the Company that drove it from a start-up to a diversified business-to-business rental company. This includes his work on a stock underwriting and secondary offerings plus several successful acquisitions. He is intimately familiar with the business, structure, history and culture of the Company and offers insights that only this experience can provide. Mr. McGrath holds a B.S. in Electrical Engineering from the University of Notre Dame.

M. Richard Smith was elected a director of the Company in 2010. Mr. Smith served as Senior Vice President of Bechtel Group, Inc. and President of its fossil power business unit, where he managed Bechtel’s global fossil power engineering and construction activities, until 2007. His service in this position culminated a 26-year career with Bechtel. During that tenure, he also served as Chief Executive Officer of Intergen, a joint venture between Shell and Bechtel. From 1992 to 2000, Mr. Smith served at a Bechtel/PG&E joint venture and at PG&E Corporation where he was responsible for all corporate development activities. Mr. Smith also serves as a member of the Board of Directors of Aegion Corporation (NASDAQ:AEGN), a leading provider of pipeline rehabilitation products and services, USEC Inc. (NYSE:USU), a major supplier of enriched uranium fuel for commercial nuclear power plants, and Sithe Global Power, LLC, an international power development company. With his extensive experience serving as a board member and in executive management roles for a number of public companies, Mr. Smith brings to the Board of Directors a valuable perspective on issues facing public companies as well as considerable guidance on corporate development, business operations and the energy industry. Mr. Smith received a B.S. in Aerospace Engineering from Auburn University, a M.S. in Mechanical Engineering from Northeastern University and a M.B.A. from Golden Gate University.

Dennis P. Stradford was elected a director of the Company in 2002. Mr. Stradford joined Nomis Solutions, Inc., a provider of price optimization solutions to the financial services industry, as its Chairman, President and

Chief Executive Officer in January 2004. He served as Chief Executive Officer until July 2009 and Chairman until February 2010. Mr. Stradford was the Chief Executive Officer of CascadeWorks, Inc., a provider of e-procurement software to Fortune 1000 companies, from 2000 to 2003. From 1998 to 2000, he was Chief Executive Officer of SupplyBase, Inc. a provider of web-based supply-chain management software and services. From 1985 to 1997, Mr. Stradford was with Flextronics International, Ltd., a publicly traded company, and served as its Senior Vice President, Sales and Marketing. He previously held executive and sales positions with Zehntel, Inc. and International Business Machines Corp. Mr. Stradford serves as a member of the Board of Directors of Demandbase, Inc. a privately held business to business marketing company. With his wealth of experience in senior management, Mr. Stradford brings to the Board of Directors considerable expertise on strategic, operational, and sales and marketing issues. Mr. Stradford holds a B.A. from San Jose State University and an M.A., M. Div. from St. Patrick’s University.

Ronald H. Zech was elected a director of the Company in 1989 and elected to the position of non-executive Chairman of the Board of Directors in June 2009. He is also Chairman of our Corporate Governance and Nominating Committee and a member of our Audit Committee. He retired in 2005 as Chairman and Chief Executive Officer of GATX Corporation, a NYSE listed company and leading provider of lease financing and related services to customers operating rail, marine, and other targeted assets. Mr. Zech was elected Chairman of GATX Corporation in April 1996, Chief Executive Officer in January 1996, and President in July 1994. Prior to that time he had served both as President and Chief Financial Officer of GATX Capital Corporation and as an officer with a major international bank. He also serves on the board of The PMI Group, a leading provider of mortgage insurance, where he is Vice Chair of both the Compensation and Governance and Nominating Committees. His experiences in these senior management and financial roles have included a wide range of activities associated with the management of a public company. Accordingly, he brings to the Board of Directors a valued perspective on many issues faced by the Company. He holds a B.S. in Electrical Engineering from Valparaiso University and an M.B.A. from the University of Wisconsin.

Required Vote

The nominees will be elected by a plurality of the votes cast. Abstentions and broker “non-votes,” if any, will not be counted toward the nominees’ total. However, under our Corporate Governance Guidelines, in an uncontested election, any nominee for director who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” such election (a “Majority Withheld Vote”) is required to tender his or her resignation following certification of the shareholder vote.

If a nominee for director is required to tender his or her resignation pursuant to our Corporate Governance Guidelines, then the Corporate Governance and Nominating Committee shall consider the tendered resignation and recommend to the Board of Directors whether to accept it. The Board of Directors will act on the Corporate Governance and Nominating Committee’s recommendation within 90 days following certification of the shareholder vote. The Board of Directors will promptly disclose its decision whether to accept or reject the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a current report on Form 8-K filed by the Company with the SEC.

Any director who tenders his or her resignation pursuant to this provision shall not participate in the Corporate Governance and Nominating Committee recommendation or the Board of Directors’ action regarding whether to accept the resignation offer.

If all members of the Corporate Governance and Nominating Committee receive a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee among themselves to consider the resignation offers and recommend to the Board of Directors whether to accept them; provided, however, that if the only directors who did not receive a Majority Withheld Vote in the same election constitute three or fewer directors, then all directors may participate in the action regarding whether to accept the resignation offers.

Each nominee elected as a director will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information with respect to the executive officers and directors of the Company as of March 31, 2013:

Name	Age	Position Held with the Company

Dennis C. Kakures	56	Chief Executive Officer, President and Director

Joseph F. Hanna	50	Senior Vice President and Chief Operating Officer

Keith E. Pratt	50	Senior Vice President and Chief Financial Officer

Randle F. Rose	55	Senior Vice President, Chief Administrative Officer and Secretary

David M. Whitney	48	Vice President, Principal Accounting Officer and Corporate Controller

Kay Dashner	54	Vice President, Human Resources

Philip B. Hawkins	37	Vice President, Mobile Modular

John P. Skenesky	46	Vice President, TRS-RenTelco

Kristina VanTrease	43	Vice President, Portable Storage

Steven H. Adler	54	President, Adler Tank Rentals

William J. Dawson(1)(2)	58	Director

Robert C. Hood(1)(2)	72	Director

Robert P. McGrath (2)(3)	79	Chairman Emeritus of the Board of Directors

M. Richard Smith (1)(3)	65	Director

Dennis P. Stradford(1)(3)	66	Director

Ronald H. Zech(2)(3)	69	Chairman of the Board of Directors

(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Corporate Governance and Nominating Committee

William J. Dawson, Robert C. Hood, Dennis C. Kakures, Robert P. McGrath, M. Richard Smith, Dennis P. Stradford and Ronald H. Zech are nominees to the Board of Directors and their descriptions appear under “Proposal No. 1: Election of Directors—Nominees.”

Joseph F. Hanna was appointed Chief Operating Officer in June 2007. Prior to that, he served as Senior Vice President of Operations of the Company starting in January 2005, and he served as Vice President of Operations since joining the Company in 2003. Mr. Hanna has extensive sales and operations experience, including 12 years at SMC Corporation of America (a subsidiary of SMC Corporation, Tokyo, Japan) where he served in various leadership positions. His prior experience also includes serving as an officer in the United States Army. Mr. Hanna received a B.S. in Electrical Engineering from the United States Military Academy, West Point, New York.

Keith E. Pratt was appointed Senior Vice President of the Company in June 2007. He joined the Company in January 2006 as Vice President and was appointed Chief Financial Officer in March 2006. Prior to joining the Company, he was most recently with Advanced Fibre Communications (AFC), a public telecommunications equipment company in Petaluma, California, where he served as Senior Vice President and Chief Financial Officer. Mr. Pratt served as Chief Financial Officer from 1999 until AFC was acquired by Tellabs, Inc. at the end of 2004. He also served as Director of Corporate Development at AFC from 1997 to 1999 prior to becoming Chief Financial Officer. Prior to Mr. Pratt joining AFC, he served as Director, Strategy & Business Development Group at Pacific Telesis Group, Inc. from 1995 to 1997. Mr. Pratt has an undergraduate degree from Cambridge University in Production Engineering and an M.B.A. from Stanford University.

Randle F. Rose was appointed Senior Vice President and Chief Administrative Officer of the Company in June 2007. He joined the Company in 1997 as its Vice President of Administration and was elected Secretary of the Company in 1999. Prior to joining the Company, he served in a variety of senior finance and general management roles with Silicon Valley real estate development companies. Mr. Rose received a B.S. in Finance from San Jose State University.

David M. Whitney joined the Company as its Corporate Controller in 2000 and was elected Vice President and Principal Accounting Officer in March 2006. Previously he was Manager of Regional Accounting for The Permanente Medical Group in Oakland, California. Mr. Whitney holds a B.S. in Accounting from California State University at Hayward, and is a Certified Public Accountant.

Kay Dashner joined the Company in 2005 as the Director of Human Resources and was promoted to Vice President, Human Resources in June 2008. Previously, she held various HR leadership positions in the retail, insurance and software industries, most recently at NetSuite from April 2005 to July 2005 and BMC Software, Inc. from March 1999 to April 2005. Ms. Dashner graduated from Santa Clara University with a B.S. in Management.

Philip B. Hawkins was appointed Vice President and Division Manager of Mobile Modular in November 2011. He previously served as Vice President and Division Manager of TRS-RenTelco from June 2007 to November 2011 and also held the role of Manager, Corporate Financial Planning and Analysis from June 2004 to June 2007. Mr. Hawkins was a Senior Business Analyst for Technology Rentals and Services (TRS), an electronics equipment rental division of CIT Technologies Corporation from December 2003 until TRS was acquired by the Company in June 2004. He previously served as Director of Portfolio Management and held other leadership roles with Dell Financial Services from April 1999 to December 2003. Mr. Hawkins received B.S. degrees in Accounting, Finance and Computer Information Systems from Arizona State University.

John P. Skenesky was appointed Vice President and Division Manager of TRS-RenTelco in November 2011. He previously served as the division’s Director of Sales and Product Management from June 2007 to November 2011 and Director of Operations and Product Management from June 2004 to June 2007. Mr. Skenesky joined the Company in 1995 and served in branch management and sales roles for the RenTelco division. Prior to joining the Company, Mr. Skenesky served in lab and product management roles at Genstar Rentals from 1991 to 1994. He also served in the United States Navy from 1984 to 1990 as an electronics technician on submarines. Mr. Skenesky received an M.B.A. from Texas Christian University in 2007.

Steven H. Adler was appointed President of Adler Tank Rentals, LLC in December 2008. In 1998, Mr. Adler founded Adler Tank Rentals, LLC which assets were acquired by the Company in December 2008. He also founded Adler Industrial Services, a roof vacuum services business, in 1993, and Sabre Manufacturing, which manufactures liquid and solid containment products, in 2005. Mr. Adler received a B.S. in Business Administration from Alfred University in New York, and an M.B.A. in International Business from Thunderbird School of Global Management in Arizona.

Kristina VanTrease was appointed Vice President of the Company and Division Manager of Mobile Modular Portable Storage in June 2009. She previously served as Director of Corporate Development from July 2007 to June 2009. She joined the Company in 1992 and has served in corporate management roles as well as sales and management positions for the Company’s TRS-RenTelco division. Ms. VanTrease received a B.S. in Business Administration from San Jose State University.

Each executive officer of the Company serves at the pleasure of the Board of Directors.

Director Independence

The Board of Directors has determined that the six non-employee directors on the Board of Directors, consisting of Messrs. Dawson, Hood, McGrath, Smith, Stradford, and Zech are “independent” as defined in the listing standards of the NASDAQ Stock Market, regulations of the SEC and any other laws applicable to the

Company. Mr. Kakures, as an executive officer of the Company, is not considered independent. In making these determinations, our Board of Directors considered transactions and relationships between each director and his or her immediate family and the Company and our subsidiaries, including those reported in the section below captioned “Certain Relationships and Related Transactions.” The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that such director is independent. As a result of this review, the Board of Directors affirmatively determined, based on its understanding of such transactions and relationships, that the six non-employee directors are independent of the Company and, therefore, a majority of the members of our Board of Directors is independent, under the applicable listing standards of the NASDAQ Stock Market.

At last year’s annual meeting, approximately 22 percent of shareholders voted “WITHHOLD” for Mr. McGrath (which percentage did not represent a Majority Withheld Vote). The Company believes that these votes were likely cast as a result of, and in accordance with, a report by Institutional Shareholder Services (“ISS”), which included a recommendation of a “WITHHOLD” vote for Mr. McGrath. This recommendation was based on ISS’ determination that Mr. McGrath was an “affiliated outside director” because he is the founder of the Company and formerly served as the Company’s Chief Executive Officer until March 2003. It is ISS’ policy that affiliated outsiders should not serve on the Company’s independent board committees. However, the Board of Directors has determined that Mr. McGrath is “independent” as defined in the listing standards of the NASDAQ Stock Market and the regulations of the SEC and the Company believes that he continues to contribute significant value as a member of the Audit and Corporate Governance and Nominating Committees.

Leadership Structure of the Board of Directors

Our Board of Directors is currently comprised of six independent directors and one management director. Our Corporate Governance Guidelines state that the Board of Directors should remain free to decide whether the Chairman and CEO positions should be held by the same person. This allows the Board of Directors to determine the best arrangement for the Company and its shareholders, given changing circumstances of the Company and the composition of the Board of Directors. Currently the positions are separated. Mr. Zech, our non-executive chairman, has extensive knowledge and experience in a similarly complex industry from his 29 years with GATX, has a significant understanding of the Company based on his 24 years on the Board of Directors, and has a solid relationship with the other directors and management. Mr. Kakures, our Chief Executive Officer, is a seasoned leader with over 30 years of management and operational experience in the Company, clearly understands and drives its strategic growth, and interacts well with Mr. Zech and the other directors. We believe our current leadership structure is optimal at this time.

Meetings and Committees of the Board of Directors

During 2012, the Board of Directors met six times. No director attended fewer than 75% of either (i) the total number of meetings of the Board of Directors held in 2012, or (ii) the total number of meetings of the committees of the Board of Directors held in 2012 on which he served. All seven directors attended the 2012 annual meeting of shareholders. All directors are expected to attend the Annual Meeting. The standing committees of the Board of Directors currently consist of the Compensation Committee, the Audit Committee and the Corporate Governance and Nominating Committee.

Compensation Committee

The Compensation Committee held three meetings in 2012. The Compensation Committee currently consists of Messrs. Dawson, Hood, Smith and Stradford; Mr. Dawson serves as its Chairman. The Board of Directors has determined that all current members of the Compensation Committee are “independent” as defined in the listing standards of the NASDAQ Stock Market, SEC regulations and any other laws applicable to the Company. In addition, the Board of Directors has determined that all current members of the Compensation Committee qualify as “non-employee directors” within the meaning of SEC Rule 16b-3 as promulgated under the Exchange Act, and as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The Board of Directors adopted and approved a charter for the Compensation Committee, which was most recently amended and restated on December 11, 2012. A copy of this charter is posted on our website at www.mgrc.com under the Investor Relations section. The functions of the Compensation Committee, which are discussed in detail in its charter, are to (a) evaluate executive officer and director compensation policies, goals, plans and programs; (b) determine the cash and non-cash compensation of the executive officers of the Company; (c) review and administer the Company’s equity-based and other incentive compensation plans for employees; (d) evaluate the performance of the Company’s executive officers; and (e) produce any reports required by the applicable rules and regulations of the SEC.

Compensation decisions for the executive officers of the Company are made by the Compensation Committee. The Compensation Committee directs the Chief Executive Officer to develop the incentive compensation guidelines for the other executive officers and to recommend the incentive compensation bonuses for each of the other executive officers, subject to approval by the Compensation Committee. Compensation decisions for directors are made by the Board of Directors after recommendations by the Compensation Committee.

Audit Committee

The Audit Committee held five meetings in 2012. The Audit Committee currently consists of Messrs. Dawson, Hood, McGrath and Zech; Mr. Hood serves as its Chairman. After considering transactions and relationships between each member of the Audit Committee or his immediate family and the Company and its subsidiaries and reviewing the qualifications of the members of the Audit Committee, the Board of Directors has determined that all current members of the Audit Committee are “independent,” as defined in the listing standards of the NASDAQ Stock Market, SEC regulations and any other laws applicable to the Company. The Board of Directors has also determined that all current members of the Audit Committee are financially literate and have the requisite financial sophistication as required by the listing standards of the NASDAQ Stock Market. Furthermore, the Board of Directors has determined that Messrs. Dawson, Hood, McGrath and Zech each qualify as an Audit Committee financial expert, as defined by the applicable SEC rules, pursuant to the fact that, among other things, Mr. Hood was Chief Financial Officer at several public and private companies and was most recently the former Executive Vice President and Chief Financial Officer of Excite, Inc., Mr. Dawson was Chief Financial Officer at several public and private companies and was most recently the former Chief Financial Officer of Catalyst Biosciences, Inc., Mr. McGrath was former Chairman and Chief Executive Officer of the Company, and Mr. Zech is the former Chief Executive Officer of GATX Corporation, and in those respective capacities each has acquired the relevant experience and expertise and has the attributes set forth in the applicable rules as being required for an Audit Committee financial expert.

The Board of Directors adopted and approved a charter for the Audit Committee, which was most recently amended and restated on December 9, 2010. A copy of this charter is posted on our website at www.mgrc.com under the Investor Relations section. The functions of the Audit Committee, which are discussed in detail in its charter, are to (a) oversee the engagement, replacement, compensation, qualification, independence and performance of the Company’s independent auditors; (b) oversee the conduct of the Company’s accounting and financial reporting processes and the integrity of the Company’s audited financial statements and other financial reports; (c) oversee the performance of the Company’s internal accounting, financial and disclosure controls function; and (d) oversee the Company’s compliance with its policies and other legal requirements as such compliance relates to the integrity of the Company’s financial reporting. The Audit Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. The Audit Committee also oversees the preparation of a report for inclusion in our annual proxy statements and is charged with the other duties and responsibilities listed in its charter. The Audit Committee’s report is included in this Proxy Statement on page 52. The Audit Committee is a separately designated standing audit committee as defined in Section 3(a)(58)(A) of the Exchange Act.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee held two meetings in 2012. The Corporate Governance and Nominating Committee consists of Messrs. Stradford, McGrath, Smith and Zech; Mr. Zech serves as its Chairman. Our Board of Directors has determined that all current members of the Corporate Governance and Nominating Committee are “independent,” as defined in the listing standards of the NASDAQ Stock Market, SEC regulations and any other laws applicable to the Company.

The Board of Directors adopted and approved a charter for the Corporate Governance and Nominating Committee, which was most recently amended and restated on December 11, 2012. A copy of this charter is posted on our website at www.mgrc.com under the Investor Relations section. The functions of the Corporate Governance and Nominating Committee, which are discussed in detail in its charter, are to assist the Board of Directors in all matters relating to (a) the establishment, implementation and monitoring of policies and processes regarding the recruitment and nomination of candidates to the Board of Directors and committees of the Board of Directors; (b) the review and making of recommendations to the Board of Directors regarding the composition and structure of the Board of Directors and committees of the Board of Directors; (c) the development, evaluation and monitoring of the Company’s corporate governance processes and principles; (d) the development and implementation of, and monitoring of compliance with, the Company’s Code of Business Conduct and Ethics and making recommendations to the Board of Directors of revisions to the Code of Business Conduct and Ethics from time to time as appropriate; and (e) the administration of the Board of Directors’ annual self-evaluation process and the sharing of the results thereof with the Board of Directors for discussion and deliberation.

The Role of the Board of Directors in the Oversight of Risk

While Company management is primarily responsible for managing risk, the Board of Directors and each of its committees plays a role in overseeing the Company’s risk management practices. The full Board of Directors is ultimately responsible for risk oversight, and it discharges this responsibility by, among other things, receiving regular reports from Company management concerning the Company’s business and the material risks facing the Company. Each of the Board’s committees also plays a role in risk oversight as follows:

Audit Committee. Under its charter, the Audit Committee plays a key role in the Board of Directors’ risk oversight process. The Audit Committee’s duties include discussing the Company’s guidelines and policies with respect to risk assessment and risk management with Company management and the Company’s independent auditors. The Audit Committee also receives regular reports from Company management and discusses with management the steps taken to monitor and control risk exposures. In addition, the Audit Committee reviews all of the Company’s quarterly financial reports, including any disclosure therein of risk factors affecting the Company and its businesses. The Audit Committee regularly receives reports from, among others, the Company’s Chief Financial Officer, Principal Accounting Officer, and its compliance officer. The Audit Committee provides regular reports to the full Board of Directors on its risk oversight activities and any issues identified.

Compensation Committee. Under its charter, the Compensation Committee reviews with its independent compensation consultant and management, as appropriate, the Company’s compensation and succession plans, policies and practices. The Compensation Committee also sets performance goals under the Company’s annual bonus and long-term incentive plans. In setting the performance targets and overseeing the Company’s compensation plans, policies and practices, the Compensation Committee considers the risks that may be created and whether any such risks are reasonably likely to have a material adverse impact on the Company. The Compensation Committee considers the overall mix of compensation for all employees as well as the various risk control and mitigation features of its compensation plans, including appropriate performance measures and targets and incentive plan payout maximums. The Compensation Committee provides regular reports to the full Board of Directors on the Company’s compensation plans, policies and practices and the Compensation Committee’s oversight of compensation-related risks.

Corporate Governance and Nominating Committee. Under its charter, the Corporate Governance and Nominating Committee is responsible for, among other things, developing and recommending to the Board of Directors a set of effective corporate governance guidelines and procedures designed to assure compliance with applicable governance standards. The Corporate Governance and Nominating Committee provides regular reports to the Board of Directors.

Through the activities of the Audit, Compensation and Corporate Governance and Nominating Committees, as well as the full Board of Directors’ interactions with management concerning the Company’s business and the material risks that may impact the Company, the independent directors on the Board of Directors are able to monitor the Company’s risk management process and offer critical insights to Company management.

Qualifications of Directors

The Corporate Governance and Nominating Committee will consider for nomination all bona fide candidates proposed by management or shareholders and will nominate directors that it believes will serve the best interests of the Company and its shareholders. Candidates must have the education, business or organizational experience and skills that will enable them to excel in carrying out their responsibilities on the Board of Directors. Candidates must possess and have demonstrated in professional endeavors the highest personal and professional ethics, integrity and values, and be committed to representing the long-term best interests of shareholders. Further, candidates must have an inquisitive and objective perspective, practical wisdom and mature judgment, and be willing and able to challenge management in a constructive manner. Candidates will also be judged on their ability to work in a collegial manner with a sense of common purpose, energy, industry knowledge, business sense and trust with other members of the Board of Directors and management, as one group acting in unison to solve difficult problems as they may arise. The candidate’s specific knowledge of the Company, its markets, and its strategy will also be considered. When evaluating candidates, the Corporate Governance and Nominating Committee considers the diversity of the backgrounds, experience and skills of the current directors on the Board of Directors, including their gender, age, ethnic and cultural backgrounds, the long-term needs of the Company based on its strategic direction and responsible succession planning for all Board positions, and selects the candidates who will provide the most value to the Board of Directors, management and shareholders. The Corporate Governance and Nominating Committee monitors its assessment of diversity as part of the annual self-evaluation process.

The Board of Directors’ recommendations for inclusion in the slate of directors at an annual or special meeting of shareholders, or for appointment by the Board of Directors to fill a vacancy, are based on its determination, after reviewing recommendations from the Corporate Governance and Nominating Committee, as to the suitability of each recommended individual.

Director Nomination Process

Continuing Directors

The Corporate Governance and Nominating Committee will apply its director candidate selection criteria described above, including a director’s past contributions to the Board of Directors, prior to recommending a director for re-election to another term. Directors may not be re-nominated annually as a matter of course. Once the Corporate Governance and Nominating Committee evaluations are completed and the Corporate Governance and Nominating Committee has considered all other potential director candidates, it recommends the best slate of candidates for approval by the full Board of Directors.

New Directors

Generally, once a need to add a new member to the Board of Directors is identified, the Corporate Governance and Nominating Committee will initiate a search by working with staff support, seeking input from members of the Board of Directors and senior management and hiring a consultant or search firm, if necessary.

After a slate of possible candidates is identified, certain members of the Corporate Governance and Nominating Committee, other members of the Board of Directors and senior management have the opportunity to interview the prospective candidate(s). The remaining members of the Board of Directors who do not interview the prospective candidate(s) are kept informed. After completing its selection process, the Corporate Governance and Nominating Committee ultimately determines and recommends the best candidate(s) for approval by the full Board of Directors.

A description of the procedure to be followed by security holders in submitting director recommendations is set forth in “Shareholder Recommendations for Membership on our Board of Directors” below. The director candidate selection criteria will be equally applied to both continuing directors and shareholder-submitted director candidates.

Director Compensation

The Compensation Committee reviews director compensation every two years. In October 2012, the Compensation Committee engaged Compensia, Inc., an independent compensation consulting firm (“Compensia”), to conduct a review of its total compensation program for its non-employee directors for both 2013 and 2014. Compensia provided an analysis with relevant market data and alternatives to consider when making compensation decisions for the non-employee directors. The analysis compared each element of total compensation against a peer group of publicly-traded companies against which we compete in recruiting qualified managers and directors, and for shareholder investment. These companies consisted of a combination of primarily technology companies of comparable size based in the San Francisco Bay Area, and national rental, leasing and equipment finance companies, which are listed in “Compensation Consultant and Peer Group Selection” on page 22 of this Proxy Statement. The Compensation Committee generally sets the total compensation for non-employee directors at or slightly above the median (the 50th percentile) of compensation paid to non-employee directors of these similarly situated peer group companies. The 2012 and 2013 compensation described below was approved by the Board of Directors based on Compensia’s analysis and recommendations of the Compensation Committee.

For the year ended December 31, 2012, each non-employee director of the Company was compensated for his services as a director with an annual retainer of $34,000. In addition to the annual retainers, the Chairs of the Board of Directors, Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee received additional annual retainers of $20,000, $18,000, $9,500 and $7,500 respectively. Each other member of the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee received annual retainers of $8,000, $5,000 and $4,000 respectively. Messrs. Dawson, Hood, McGrath, Smith, Stradford and Zech received $51,500, $57,000, $46,000, $43,000, $43,000 and $69,500 respectively, for each of their services as a director of the Company during 2012. All directors, including those who are executive officers or employees of the Company, were reimbursed for expenses incurred in connection with attending Board of Directors or committee meetings.

For fiscal year 2013, and reflective of adjustments to our program approved by our Board of Directors in December 2012 following a review of Compensia’s director compensation assessment, each director who is not also an executive officer or employee of the Company will receive an annual retainer of $42,000. In addition to the annual retainers, the Chairs of the Board of Directors, Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee will receive additional annual retainers of $20,000, $20,000, $12,000 and $9,000, respectively. Each other member of the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee who is not an employee of the Company will receive annual retainers of $8,000, $5,000 and $4,000, respectively. These annual retainers will be included in the 2013 Director Compensation Table in next year’s proxy statement.

In addition to cash compensation, each of the non-employee directors of the Company has historically received an annual equity grant. On February 2, 2007, the Board of Directors adopted an equity granting methodology (part of the 2007 Plan) whereby there is one annual equity grant date, which is the date when the blackout window opens after the year-end earnings are released. All designated non-employee directors, executive officers and employees are eligible to receive an equity grant on the annual equity grant date with an exercise price (for stock options or stock appreciation rights (“SARs”)), or grant price (for restricted stock units (“RSUs”)), equal to the NASDAQ Stock Market close price on that day. The Board of Directors believes equity grants of RSUs best align the interests of non-employee directors and shareholders.

Based on Compensia’s analysis in October 2010, the recommendation of the Compensation Committee, and consistent with our equity granting policy, on March 2, 2012, the Board of Directors granted each non-employee director RSUs under the 2007 Plan for 2,100 shares of the Company’s Common Stock with a vesting date of April 1, 2013. Each of these grants represented an equivalent total equity compensation of $65,835 based on the NASDAQ Stock Market close price of $31.35 on March 2, 2012 (the total equity compensation values can fluctuate slightly each year due to rounding). These 2012 RSU grants are included in the 2012 Director Compensation Table below. In December 2012, following review of Compensia’s director compensation assessment, our Board of Directors approved an increase in the value of the annual RSUs to be granted to our non-employee directors in 2013 from approximately $65,000 to $90,000. Please note that annual director equity grant levels slightly exceeded $90,000 as of 2008. In response to the onset of the Great Recession in 2008 and updated comparative company data from Compensia’s analysis toward the end of that year, the equity grants for directors were reduced to $65,000 in value beginning in 2009. This austerity action lasted through 2012.

Based on Compensia’s analysis, the recommendation of the Compensation Committee, and consistent with our equity granting policy, on February 25, 2013, the Board of Directors granted each non-employee director RSUs under the 2007 Plan 3,100 shares of the Company’s Common Stock with a vesting date of April 1, 2014. Each of these grants represented an equivalent total equity compensation of $89,590 based on the NASDAQ Stock Market close price of $28.90 on February 25, 2013 (the total equity compensation values can fluctuate slightly each year due to rounding). These 2013 RSU grants will be included in the 2013 Director Compensation Table in next year’s proxy statement.

The table below summarizes the compensation paid by the Company to its directors for the fiscal year ended December 31, 2012.

2012 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
William J. Dawson	$51,500	$65,835	$0	$117,335

Robert C. Hood	$57,000	$65,835	$0	$122,835

Dennis C. Kakures				(3)

Robert P. McGrath	$46,000	$65,835	$9,216	$121,051

M. Richard Smith	$43,000	$65,835	$0	$108,835

Dennis P. Stradford	$43,000	$65,835	$0	$108,835

Ronald H. Zech	$69,500	$65,835	$0	$135,335

(1)	On March 2, 2012, Messrs. Dawson, Hood, McGrath, Smith, Stradford, and Zech each received RSUs for 2,100 shares of the Company’s Common Stock with a vesting date of April 1, 2013; each such amount listed represents the RSU fair value of each grant at the grant date based on the NASDAQ Stock Market close price of $31.35 on March 2, 2012.
(2)	In 2004, in recognition for founding the Company, the Board of Directors resolved to provide paid health insurance to Mr. and Mrs. McGrath for the remainder of their lives. The 2012 annual cost was $9,216 for each of Mr. and Mrs. McGrath.
(3)	Mr. Kakures’ compensation is described in the Executive Compensation section of this Proxy Statement. Our employee directors do not receive additional compensation for their services as directors.

Director Stock Ownership

The Board of Directors believes that, in order to align the interests of directors and shareholders, directors should have a significant financial (equity) stake in the Company. Each director has a target ownership level of 5,000 shares of Common Stock to be achieved by each director within five years of joining the Board of Directors or as soon thereafter as practicable. In evaluating whether the Common Stock value ownership guideline has been met, all Common Stock owned and 50% of the value (market price less stock option exercise price) of all vested unexercised stock options is considered. As of March 31, 2013, all directors were in compliance with the stock ownership requirements.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

Overview

The global and domestic economic environment has continued to present many challenges for McGrath RentCorp. However, we continued to execute on our product and geographic diversification plans through new rental product investment and entering new markets, while maintaining a strong balance sheet. We believe the Company is well-positioned to execute on our long-term strategic objectives in the future.

In late 2011, the Board of Directors approved a 2012 Business Plan that reflected the expectations for the Company’s financial performance in 2012. The 2012 pre-tax income goal was set at $86,941,000. The actual pre-tax income achieved in 2012 was $72,867,000, which was 83.8% of the goal. This was due to lower than projected rental revenue for our tank and box division, primarily from equipment rentals in the Marcellus Shale region, and to a lesser degree, lower than expected gross profit from new and used equipment sales in all of our businesses.

In 2009 and 2010, base salaries for executive officers were frozen at 2008 levels and cash bonuses and equity compensation opportunity levels were each reduced by 25%. These reductions in remuneration were among a number of austerity measures implemented by the Company in 2009 and 2010 to address the impact of the Great Recession. Based on a more promising 2011 outlook, the Compensation Committee engaged its compensation consultant, Compensia, to update the Company’s compensation peer group and to review the 2011 compensation program for its executive officers. As a result of this review, the Compensation Committee approved modest base salary increases for 2011, restored full cash bonus opportunity levels and tied a greater portion of the potential cash bonus to be earned by each executive officer to the financial performance of the Company, and fully restored equity grant opportunity levels, all based on alignment with peer group companies. For 2012, the Compensation Committee did not engage Compensia to perform a full peer group and compensation review; however, the Compensation Committee approved executive officer base salary increases for 2012 consistent with Compensia’s guidance on relevant market data. Executive officer equity grants were consistent with 2011, except with respect to Mr. Kakures who requested a one-time 50% reduction of his proposed equity compensation in 2012 to allow for additional equity compensation for certain key employees.

In October 2012, the Compensation Committee engaged Compensia to perform a full peer group and compensation review for 2013. The Compensation Committee approved executive officer base salary increases for 2013 consistent with Compensia’s recommendations.

In 2011, a cost control metric was added to our compensation program, which measured sales, general and administrative expenses as a percentage of rental revenue. Also, division executive officers’ three-year equity targets were shifted from three-year cumulative earnings per share (“EPS”) targets to three-year cumulative earnings before interest and taxes (“EBIT”) targets, in each case tied to the performance of their respective divisions. These divisional targets allow divisional leaders to be measured in areas over which they have more direct control and responsibility. Also in 2011, the Company adopted a 10% holdback provision to executive officers’ RSU equity grant settlements to facilitate earlier achievement of stock ownership under the Company’s stock ownership guidelines. The Company also adopted a clawback policy requiring current and former executive officers to reimburse any excess value received if the Company is required to restate its financial statements.

In early 2013, based on Compensia’s recommendation, the Compensation Committee adopted a Change in Control Severance Plan for those executives who have the most influence in addressing potential change in control opportunities. The Compensation Committee also established severance guidelines for potential involuntary termination events impacting all executive officers. The Compensation Committee believes that the adoption of these policies helps ensure executive behavior in the event of a potential change in control or other similar events is in better alignment with interests of shareholders. These policies were created solely as “corporate best practices” and are not related to any pending change in control opportunities, or otherwise.

Compensation Philosophy and Objectives

The purpose of the Company’s executive compensation program is to attract and retain exceptional talent and reward performance by establishing measurable objectives to drive future performance, thus aligning our executive officers’ interests with those of our shareholders. We believe the most effective compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals of the Company. Our primary objective is to align our executive officers’ interests with the interests of our shareholders by rewarding achievement of established goals that contribute to increased long-term shareholder value. To that end, part of our executive officers’ compensation is directly tied to identifiable, objective goals by which performance can be measured. In addition, in structuring our executive compensation program, we set the compensation of our executive officers to be competitive relative to the compensation paid to similarly situated executives of our peer group companies and the broader general market.

As part of designing and implementing the compensation programs for all employees, the Company considers the risks that may be created by compensation incentives and whether any such risks may have an adverse impact on the Company, and whether, overall, the Company’s compensation programs are reasonably likely to have a material adverse impact on the Company. In making this determination, the Company considers the specific design of each element of compensation and the overall mix of compensation for employees, as well as the various risk control and mitigation features of our compensation plans, including appropriate performance measures and targets and incentive plan payout maximums.

Advisory Vote on Executive Compensation

At the 2012 Annual Meeting, more than 97.3% of the shares of Common Stock represented and voting on the advisory vote on executive compensation proposal (Proposal 3) were in favor of our named executive officer compensation as disclosed in our 2012 proxy statement. The Board of Directors and Compensation Committee reviewed these final vote results and determined that given the significant level of support, our executive compensation policies and decisions discussed in the Compensation Discussion and Analysis were appropriate to achieve our objectives.

We believe that it is important for our shareholders to have an opportunity to vote on executive compensation on an annual basis. The advisory vote provides shareholders with the opportunity to express their views regarding our executive compensation philosophy, policies, programs, and decisions, as disclosed in our proxy statement for the applicable year. Our Board of Directors and Compensation Committee value the opinions of our shareholders, and to the extent there is any significant vote against our compensation practices for executive officers, we will consider our shareholders’ concerns and assess whether any actions should be taken. In addition to our annual advisory votes on executive compensation, we are committed to ongoing engagement with our shareholders on executive compensation and corporate governance issues. These dialogue opportunities take place throughout the year through meetings, telephone calls and correspondence involving our senior management, directors and representatives of our shareholders. We appreciate and welcome the support and feedback from our shareholders on these critical compensation topics as we seek to ensure we attract and retain the best leadership, reward measurable performance, and maximize shareholder value.

We believe the modifications described above have enhanced our corporate governance and executive compensation policies to the benefit of our shareholders and that the 2013 executive compensation plans even better align our senior management team with the interests of our shareholders.

Accordingly, our Board of Directors recommends that you vote FOR Proposal 3 at the Annual Meeting. For more information, see “Proposal 3—Non-Binding Advisory Vote To Approve the Compensation of the Company’s Named Executive Officers” in this Proxy Statement.

Executive Compensation Program Design

The Compensation Committee (for purposes of this analysis, the “Committee”) of the Board of Directors has the responsibility for establishing, implementing and continually monitoring the compensation of the Company’s executive officers. The Committee oversees and approves the design of the executive compensation program to ensure that the total compensation paid to our executive officers is fair, reasonable, competitive, and is aligned with the goals and objectives of the Company. For the fiscal year ended December 31, 2012, the principal components of compensation for executive officers were:

1.	Annual base salary;

2.	Non-equity annual performance-based incentive compensation (“Annual Bonus”) pursuant to the Non-Equity Performance-Based Incentive Plan (the “Bonus Plan”);

3.	Long-term equity incentive compensation; and

4.	Change in control equity vesting acceleration benefits.

The Committee determined that these four elements, with a significant percentage of total compensation allocated to “at-risk” performance-based incentives, best align the interests of our executive officers with our shareholders and achieve our overall goals for executive compensation. The Annual Bonus rewards achievement of annual incentive goals and the long-term equity incentive compensation rewards achievement of long-term growth in shareholder value and sustained financial health of the Company. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews relevant market compensation data from its compensation consultant and other sources, and uses its judgment to determine the appropriate level and mix of incentive compensation on an annual basis.

Compensation Consultant and Peer Group Selection

To ensure that our executive compensation is competitive, the Committee directly engaged Compensia to provide information to assist in determining the total compensation program for its executive officers.

In November 2010, Compensia provided an analysis with relevant market data and alternatives to consider when making compensation decisions for our non-employee directors and executive officers. The analysis compared each element of total compensation against a peer group of publicly-traded companies. The Committee used this peer group in 2011 and 2012 for purposes of assessing our total compensation program. Accordingly, we refer to this peer group as the “2011-2012 Compensation Peer Group.” We believe that the 2011-2012 Compensation Peer Group consisted of companies against which we competed for recruiting qualified managers and directors and for shareholder investment. These companies consisted of a combination of primarily technology companies of comparable size based in the San Francisco Bay Area, business services companies, and national rental, leasing and equipment finance companies.

The companies comprising the 2011-2012 Compensation Peer Group were:

Aircastle LTD.	Allis-Chalmers Energy, Inc.	Applied Signal Technology, Inc.

Blue Coat Systems, Inc.	California Water Service Company	Coherent, Inc.

Dril-Quip, Inc.	Electro Rent Corp.	Exponent, Inc.

Financial Federal Corp.	IGATE Corp.	Micrel, Inc.

Mobile Mini Inc.	Monolithic Power Systems, Inc.	Peet’s Coffee & Tea, Inc.

Power Integrations, Inc.	Synaptics, Inc.	TAL International Group, Inc.

Tessera Technologies	San Jose Water Company	SonicWALL, Inc.

Willis Lease Finance Corp.

Because the Company is headquartered in the San Francisco Bay Area, the Bay Area companies were pooled with the business services companies and the national industry comparables to better approximate the competitive recruiting and retention environment influencing compensation levels for each executive officer. At the time of Compensia’s November 2010 compensation assessment utilizing the 2011-2012 Compensation Peer Group, all of the companies in the 2011-2012 Compensation Peer Group had revenues between 0.5x and 2.5x the Company’s revenue (the peer median revenue was $288 million compared to $278 million for the Company). In addition, all but one of the companies in the 2011-2012 Compensation Peer Group had market capitalizations between 0.2x and 2.0x the Company’s market capitalization (the peer median revenue was $758 million compared to $683 million for the Company). In addition to the 2011-2012 Compensation Peer Group, other compensation data sources that were consulted included the 2010 Radford Executive Survey, 2010 Mercer Executive Benchmark Survey, and the 2010/2011 Towers Watson Survey.

In connection with Compensia’s November 2012 executive compensation assessment for fiscal year 2013 executive compensation actions, the Company updated the 2011-2012 Compensation Peer Group to eliminate companies that are no longer standalone, publicly traded companies or that did not perform in line with the Company or others in the Compensation Peer Group. The Company also complied with best practice parameters by including companies in a similar industry or geography and with similar financial metrics, such as revenue, market capitalization and net income. Based on this update, the Compensation Committee approved the removal of seven companies from the 2011-2012 Compensation Peer Group (five due to their acquisition: Allis-Chalmers Energy, Inc., Financial Federal Corporation, Applied Signal Technology, Inc., Blue Coat Systems, Inc. and SonicWALL, Inc. and two due to size or performance concerns: IGATE Corp. and Tessera Technologies). At the same time, the Compensation Committee also approved the addition of six replacement peer companies: CAI International, SeaCube Container Leasing, Advent Software, Electronics for Imaging, Integrated Device Technologies and Ultratech.

The companies comprising the 2013 Compensation Peer Group are as follows:

Advent Software	Aircastle LTD.	CAI International

California Water Service Company	Coherent, Inc.	Dril-Quip, Inc.

Electro Rent Corp.	Electronics for Imaging	Exponent, Inc.

Integrated Device Technologies	Micrel, Inc.	Mobile Mini Inc.

Monolithic Power Systems, Inc.	Peet’s Coffee & Tea, Inc.	Power Integrations, Inc.

SeaCube Container Leasing	San Jose Water Company	Synaptics, Inc.

TAL International Group, Inc.	Willis Lease Finance Corp.	Ultratech

The Committee generally targets the total compensation for executive officers at or slightly above the median (the 50th percentile) of compensation paid to similarly situated executives of the companies in the applicable year’s compensation peer group. If an executive officer was located in an area outside of the San Francisco Bay Area, a geographic adjustment was made. Actual compensation for our executive officers may vary from the target amounts based on the experience level of the individual, market factors, differences in make-up of responsibilities and workload relative to comparative compensation peer group titled positions, and other considerations the Committee may deem appropriate.

Process of Setting and Approving Executive Compensation; Role of Chief Executive Officer

The Committee approves annual compensation levels and equity awards to all of our executive officers. The process is described below:

1.    Annually, the Committee reviews an independent compensation consultant’s analysis to evaluate for each executive officer (1) a target total compensation amount, (2) the appropriate allocation of base salary, annual bonus and long-term equity incentive compensation, (3) risk of any compensation element that could have an adverse impact on the Company, and (4) if there should be any change to the forms of compensation to better align our executive officers’ interests with those of our shareholders.

2.    For the Chief Executive Officer, the allocation of base salary, annual bonus and long term equity incentive compensation and the applicable performance target levels are determined by the Committee, in consultation with the Chairman of the Board of Directors and separately with all of the independent directors. The Chief Executive Officer has no role in setting his compensation.

3.    For the other executive officers, the Chief Executive Officer recommends the allocation of base salaries, annual bonuses and long-term equity incentive compensation, and the applicable performance target levels for each of the other executive officers. These recommendations are presented to the Committee for the Committee’s consideration and, if appropriate, approval.

4.    Shortly after the end of the year, the Chief Executive Officer reviews the performance of each executive officer (other than himself) against his or her established personal objectives for the year and general management responsibilities. The conclusions reached and recommendations based on these reviews are presented by the Chief Executive Officer to the Committee for consideration. The Committee can exercise its discretion in modifying any recommended adjustments or awards. The Committee then approves, as presented or modified, all earned compensation for these executive officers.

5.    Shortly after the end of the fiscal year, the Committee reviews the Chief Executive Officer’s performance. The Committee then determines, based on the market data and the Chief Executive Officer’s performance, and after consultation with the Chairman of the Board of Directors and separately with all independent directors, the compensation of the Chief Executive Officer.

2012 Executive Compensation Elements

Annual Base Salary

The Company provides its executive officers and other employees with a base salary to compensate them for services rendered in the fiscal year. Base salary ranges for executive officers are determined for each executive based on his or her position using the following criteria:

1.	Market data provided by our outside consultants;

2.	Internal review of each executive’s compensation, both individually and relative to other executive officers; and

3.	Individual performance of each executive.

Salary levels are typically considered as part of the Company’s performance review process on an annual basis as well as upon promotion or other change in job responsibility. Merit increases to salaries of each executive officer are based on the Chief Executive Officer and Committee’s assessment of the individual’s performance in his or her annual performance.

2012 and 2013 Annual Base Salary

The table below sets forth the annual base salary of each of our named executive officers in 2012. Based on the performance results of 2012, the outlook for the Company in 2013 and Compensia’s analysis, the Committee considered and approved the increased base salaries for the named executive officers in 2013 shown in the table below.

Name	2012 Base Salary	2013 Base Salary
Dennis C. Kakures	$485,000	$500,000
Joseph F. Hanna	$325,000	$335,000
Keith E. Pratt	$330,000	$337,000
Philip B. Hawkins	$210,000	$221,000
John P. Skenesky	$185,000	$200,000

Non-Equity Performance-Based Incentive Compensation

In fiscal year 2012, each executive officer had non-equity performance-based incentive awards as described below:

Non-Equity Performance-Based Incentive Plan Components:

The Bonus Plan is comprised of two components. The first component compensates the executive for his or her efforts leading to the Company’s success at meeting its annual profitability goals. The second component measures the executive officer’s success at accomplishing his or her personal annual priorities. These two components are used to assure an emphasis on annual profitability and to define each executive officer’s specific role with measurable goals to achieve annual and long-term increases in shareholder value.

Component 1—Profitability:

Most of our executive officers receive a cash bonus based upon the Company’s success at meeting certain annual profitability goals. The profitability goal of the Company for most of its executive officers (including three of its named executive officers) has two components—80% is based on the Company’s pre-tax income (“PTI”) and 20% is based on the Company’s rental return on rental equipment (“RRRE”). The profitability goal for any Vice President & Division Manager (including two of its named executive officers, Messrs. Hawkins and Skenesky, who hold divisional officer positions) is based 60% on their respective divisional EBIT profitability, 20% on the Company’s PTI and 20% on divisional RRRE.

PTI is calculated from results reported on the Company’s income statement. Divisional Gross Profit (“DGP”) is calculated at a divisional (or business segment) level. The DGP calculation adds gross profit from rental operations, sales and other revenues and then subtracts divisional SG&A (“DSG&A”) costs that are incurred by the division (or business segment), but excludes corporate overhead costs incurred that are allocated to the division (or business segment). RRRE is calculated by taking gross profit and subtracting DSG&A, then dividing the result by the monthly average original acquisition cost of equipment (including held-for-resale equipment and accessories).

In addition, the Committee added a new metric to the profitability component for 2011 and 2012, which measures sales, general and administrative expenses as a percentage of rental revenue (“SGAR”). For corporate executive officers, the measure is based on total Company sales, general and administrative expenses as a percentage of total Company rental revenue (“TSGAR”). For divisional executive officers, the measure is based on divisional sales, general and administrative expenses as a percentage of divisional rental revenue (“DSGAR”).

The Company believes these are the most appropriate metrics to support the long-term financial health of the Company. We use a collaborative process between our Chief Executive Officer, Chief Financial Officer and various other executive officers to determine the annual profitability goal for each of the executive officers of the Company, which goals are then recommended to the Committee. The Committee then reviews each executive officer’s compensation history and performance before determining final levels for such profitability goals.

The annual profitability goals for each division and the Company are established based upon a “realistic stretch” philosophy. The Company’s management determines the potential annual financial performance for each division and the Company based upon its outlook for the opportunity levels in the markets in which it operates, strategic and tactical initiatives and other key factors and special circumstances, applying a “realistic stretch” view to what potentially can be accomplished. It is expected that although it would take a significant amount of effort on the part of each individual, 100% of the target annual profitability level can be achieved for the year. It is assumed any amount in excess of the target annual profitability goal would be difficult to achieve unless extraordinary efforts or events occur. Each executive officer has a designated percentage of base salary for the calendar year that can be earned for achieving 100% of his or her respective annual profitability goal. For levels achieved between 80% and 99% of the profitability goal, a rapidly reducing scale is utilized to determine bonus percentage amounts of base salary as shown in the table below:

% of Profitability Goal Achieved	% of Total Profitability Goal Bonus Monies Available
100%	100%
98%	90%
96%	80%
94%	70%
92%	60%
90%	55%
89%	50%
88%	45%
87%	40%
86%	35%
85%	30%
84%	25%
83%	20%
82%	15%
81%	10%
80%	5%

No amount is paid for levels below 80% of the profitability goal. For each 1% increase achieved above 100% of the profitability goals for PTI and DGP, an additional 2% of base salary is awarded. For each 1% achieved above 100% of the profitability goal for RRRE, up to a maximum increase of 15% above the 100% target level, an additional 2% of base salary is awarded, multiplied by the profitability goal percentage bonus amount. The maximum overage percentage of base salary that can be earned by an executive officer cumulatively for all profitability goals is the individual executive officer’s maximum profitability percentage at 100% of achievement of the goal, as listed below for the named executive officers under “Bonus Plan Percentages,” so that the maximum he or she can earn is two times the target bonus percentage for profitability.

Component 2—Personal Annual Priorities:

The second component for the Bonus Plan measures each executive officer’s success at accomplishing his or her personal annual priorities. Final determination of the personal annual priorities for each executive officer rests with the Chief Executive Officer (other than the personal annual priorities of the Chief Executive Officer, which are determined by the Committee, after consultation with the Chairman of the Board of Directors and separately with all independent directors). These personal annual priorities are measured periodically throughout the year and paid annually, using a collaborative process between the Chief Executive Officer or a Senior Vice President and each executive officer. The personal annual priorities for each executive officer generally are comprised of a maximum of four items deemed to be the most critical priorities that require action to be taken for the current evaluation period. Each priority is weighted according to (1) the critical nature of the priority relative to other priorities, and (2) the amount of time and effort involved in accomplishing the priority relative to other priorities.

Listed below under “Bonus Plan Percentages” is a schedule identifying each named executive officer and the percentage amounts of base salary for the calendar year 2012 that could have been earned under this component for achieving a 100% rating for all personal priorities. In the event of truly outstanding achievement under an individual personal annual priority, an executive officer may receive up to a maximum score of 125%. Although infrequent, it is possible for an executive officer to achieve 125% in each of his or her personal annual priorities. Each personal annual priority goal represents a challenge and complete success is not always solely in the control of the executive officer. There are factors that may affect the outcome, including changes in market conditions and unanticipated variables. Each personal annual priority is measured and the overall weighted average of achievement for all personal annual priorities is multiplied by the total percentage of base salary allotted to personal annual priorities available to each executive officer. Annually, the Committee uses its discretion to allocate specific percentages of profitability and personal annual priorities for each executive officer.

Bonus Plan Percentages:

Percentages of calendar year 2012 base salary amounts for the profitability goal and the personal annual priorities components for each named executive officer are listed in the table below (which includes percentages applicable if the target is met for each goal, as well as the maximum percentages applicable if the target is exceeded for each goal). Based on each named executive officer’s performance results of 2011, the outlook for the Company in 2012, and Compensia’s analysis, the Committee considered and approved the same bonus plan percentages as 2011 for the named executive officers in 2012 as shown in the table below.

Name	Profitability (at 100% of Achievement)	Maximum Profitability (at maximum overage percentage)	Personal Annual Priorities (at 100% of Achievement)	Maximum Personal Annual Priorities (at 125% of Achievement)	Total Annual Bonus (at 100% of Achievement)	Maximum Annual Bonus
Dennis C. Kakures	50.00%	100.00%	25.00%	31.25%	75.00%	131.25%

Joseph F. Hanna	45.00%	90.00%	20.00%	25.00%	65.00%	115.00%

Keith E. Pratt	40.00%	80.00%	20.00%	25.00%	60.00%	105.00%

Philip B. Hawkins	40.00%	80.00%	20.00%	25.00%	60.00%	105.00%

John P. Skenesky	40.00%	80.00%	20.00%	25.00%	60.00%	105.00%

2012 Goals and Results:

The Company’s 2012 annual PTI profitability goal was $86,941,000. The actual 2012 annual PTI achieved was $72,867,000, or 83.8% of the goal.

Mr. Kakures achieved 68% of his 2012 personal annual priorities goals, consisting of managing strategic growth initiatives, SG&A expense control, leadership transition of the Modular division, and other strategic and tactical initiatives. Mr. Hanna achieved 92% of his 2012 personal annual priorities goals, consisting of leadership transition and development of the Modular, Electronics and Tank divisions. Mr. Pratt achieved 63% of his 2012 personal annual priorities goals, consisting of SG&A expense control, Adler integration activities, and other strategic and departmental initiatives. Mr. Hawkins achieved 89% of his 2012 personal annual priorities goals, consisting of successful leadership transition of the Modular division, including enhanced sales performance and growth initiatives. Mr. Skenesky achieved 100% of his 2012 personal annual priorities goals, consisting of leadership transition and accelerated growth in the Electronics division.

The Annual Bonus amounts under the Bonus Plan paid to each of the named executive officers are listed in column (g) in the “Summary Compensation Table” on page 33 of this Proxy Statement.

2013 Non-Equity Performance-Based Incentive Compensation

Based on each named executive officer’s performance results of 2012, the outlook for the Company in 2013 and Compensia’s analysis, the Committee considered and approved the same bonus plan percentages as 2012 for each named executive officers, except for Mr. Kakures. In assessing Mr. Kakures’ total cash and equity remuneration opportunity against similar positions of the Compensation Peer Group companies, the Compensation Committee elected to raise Mr. Kakures’ profitability goal component percentage opportunity from 50% to 55%. Percentages of calendar year 2013 base salary amounts for the profitability goal and the personal annual priorities components for each named executive officer are listed in the table below (which includes percentages applicable if the target is met for each goal, as well as the maximum percentages applicable if the target is exceeded for each goal).

Name	Profitability (at 100% of Achievement)	Maximum Profitability (at maximum overage percentage)	Personal Annual Priorities (at 100% of Achievement)	Maximum Personal Annual Priorities (at 125% of Achievement)	Total Annual Bonus (at 100% of Achievement)	Maximum Annual Bonus
Dennis C. Kakures	55.00%	110.00%	25.00%	31.25%	80.00%	141.25%

Joseph F. Hanna	45.00%	90.00%	20.00%	25.00%	65.00%	115.00%

Keith E. Pratt	40.00%	80.00%	20.00%	25.00%	60.00%	105.00%

Philip B. Hawkins	40.00%	80.00%	20.00%	25.00%	60.00%	105.00%

John P. Skenesky	40.00%	80.00%	20.00%	25.00%	60.00%	105.00%

Under the terms of the Bonus Plan, in the event of a named executive officer’s termination with the Company, voluntarily or involuntarily, with or without cause, which occurs prior to the end of the fiscal year, his or her cash bonus shall be prorated accordingly and distributed to such named executive officer upon termination.

Long-Term Incentive Compensation

Historically, we had a practice of granting annual stock options to executive officers with a five-year vesting period (20% per year), based on our philosophy of rewarding our executive officers when our shareholders realized long-term growth in the appreciation of our stock.

In the second half of 2009, the Committee directed management and Compensia to evaluate a variety of equity grant alternatives allowed under the 2007 Plan, including stock options, SARs and RSUs. Criteria considered included the direct correlation between the financial performance of the Company, the employee’s influence over profit and loss and the grant level earned, the dilutive impact of equity grants to earnings per share (“EPS”), and the employee’s ability to increase his or her personal holdings of the Company’s shares. Based on this evaluation, the Committee concluded it would be in the best interest of the Company and its shareholders to modify its equity granting approach beginning in 2010 to 50% personal merit/service-based equity awards and 50% EPS performance-based awards. The goal was to increase the employee’s focus on long-term EPS financial performance, decrease the share dilution impact of equity grants, and increase the likelihood of employees holding more shares over time.

For designated employees, including executive officers, the approach approved by the Committee in 2010 was to grant 50% of the equity value to be granted as SARs vesting over five (5) years. In effect, the SARs are merit/service-based equity remuneration. The other 50% of the equity value to be granted was in the form of RSUs and earned based upon achievement of a three-year cumulative EPS goal with 60% vesting upon meeting the EPS target at the end of year three and subsequent vesting of 20% per year over next two years.

In 2010, the Committee approved a change for divisional officer positions, including Mr. Hawkins, for the 50% RSU equity grant to be earned based upon a three-year cumulative EBIT performance of their respective division rather than a three-year cumulative Company EPS target. By having each divisional officer’s performance tied directly to his or her respective division’s performance, it allows for that officer to be measured without the influence, positive or negative, of any other division’s performance.

In addition, the Committee approved a change to the settlement requirements of the RSUs granted in 2011 and later, such that for all RSU grants settled in net shares (after the Company withholds shares in connection with the individual employee’s tax liability), a minimum of 10% of those net shares must be retained by the executive officer until they have met the stock ownership levels described in “Executive Officer Stock Ownership Guidelines” below.

Consistent with the Company’s Equity Granting Policy, as described under that heading below, in February 2012, designated employees, including executive officers, received equity grants, the amounts of which that were granted to our named executive officers are listed in the “2012 Grant of Plan-Based Awards” table on page 34 of this Proxy Statement.

When making annual officer equity grants, we first establish a dollar value of the total equity compensation to be awarded to each executive officer based on Compensia’s analysis. We take 50% of the award amount and divide that number by the current Black-Scholes option pricing model value per share then round to the nearest 100 shares to determine the total number of option or SARs shares to be awarded. We take the remaining 50% of the award amount and divide by the NASDAQ closing price of our shares on the date of the grant then round to the nearest 100 shares to determine the total number of RSU full value shares to be awarded, subject to achievement of a three-year cumulative EPS (corporate) or EBIT (divisional) goal. Although we use what we consider to be a reasoned approach in determining the number of underlying options or SARs to award our executive officers with a formula that is based on a widely accepted option pricing model, the ultimate value of the equity issued only becomes clear when underlying shares vest and are sold. The options or SARs may not realize any value, or they may be worth much more than the fair value initially estimated on the date of grant. As a result, we do not consider realizable gains from prior stock option or other types of equity grants or existing levels of share ownership when setting new grant amounts.

Executive Officer Stock Ownership Guidelines

The Board of Directors believes that, in order to better align the interests of management and shareholders, executive officers should have a significant financial (equity) stake in the Company. Each executive officer has a target level of Company Common Stock value to achieve within seven (7) years of the later of his or her date of hire or March 1, 2007. The target level of Common Stock value to be achieved is a multiple of each executive officer’s base salary. The multiples of executive officer base salary are four (4) times for the Chief Executive Officer and two (2) times for all other executive officer positions. In evaluating whether the Common Stock value ownership guideline has been met, all shares of Common Stock owned, Employee Stock Ownership Plan (“ESOP”) shares and 50% of the value (market price less strike price) of all vested unexercised stock options are considered. The Board of Directors evaluates whether exceptions should be made for any executive officer on whom this requirement would impose a financial hardship.

Equity Granting Policy

In 2007, the Board of Directors adopted an equity granting methodology for all designated directors, executive officers and key employees whereby there will be one annual equity grant date. This date is the date when the blackout window opens after the Company’s year-end earnings are released. All designated directors, executive officers and employees are eligible to receive an equity grant on the annual equity grant date with an exercise price (for stock options and SARs), or grant price (for RSUs), equal to the NASDAQ Stock Market close price on that day. The Board of Directors convenes a meeting on this date after the NASDAQ Stock Market closes to determine the number of shares to be granted. The Board of Directors may grant to the Chief Executive Officer an additional allotment of options or shares to be granted at his discretion to new hires and promotion candidates over the course of the following year, with the grant date and exercise or grant price based on the last trading day of each month of the employment event. This allotment is not available to executive officers, as all grants to executive officers must be made by the Committee.

Compensation Recoupment Policy

In 2011, the Board of Directors adopted a Compensation Recoupment Policy that applies to executive officers if the Company is required to restate its financial statements. The Board believes it is desirable and in the best interests of the Company and its shareholders to maintain and enhance a culture that is focused on integrity and accountability and believes that this policy discourages conduct detrimental to the Company’s sustained growth. This Compensation Recoupment Policy requires any current or former executive officer, in the event of a financial restatement, to reimburse the Company with respect to any incentive compensation received during the past three years that is in excess of that which would have been received if such compensation had been based upon the financial statements as so restated.

Risk-Hedging Policies

Pursuant to the Company’s Insider Trading Policy, which was most recently amended and restated on December 11, 2012, executives of the Company are prohibited from engaging in certain transactions with respect to the Company’s Common Stock, such as puts, calls and other exchange-traded derivatives, without prior consent of the Company’s compliance officer. These transactions reduce or cancel the risk of an investment in the Common Stock, particularly in the short-term. Therefore, they may create the appearance that the executives are trading on inside information. Additionally, certain forms of hedging or monetization transactions allow a shareholder to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the holder to continue to own the covered securities, but without full risks and rewards of ownership. Therefore, executives are also prohibited from hedging transactions without prior consent of the Company’s compliance officer. No executive has been approved for any transaction described in this paragraph.

Perquisites and Other Personal Benefits

Executive officers are entitled to and eligible only for the same fringe benefits for which all of our employees are eligible. We do not have programs in place to provide personal perquisites for any employee. Our healthcare and other insurance programs, including the programs’ participation costs, are the same for all eligible employees, except that any executive officer employed with the Company for at least 20 years may remain on the Company’s health insurance policy after retiring from the Company, provided that such executive officer pays 100% of the premiums. Our annual matching contributions to the Company’s KSOP, expressed as a percentage of eligible wages, up to a stated percentage of eligible wages (and any discretionary contributions that we may make to the KSOP, expressed as a percentage of eligible wages), are also the same for all eligible employees, including each named executive officer, subject to all applicable Internal Revenue Service contribution limits and formulas for plans of these types.

Change in Control Arrangements

In 2013, the Compensation Committee adopted a “Change in Control Severance Plan”. This action was taken by the Committee to help ensure appropriate behavior by individuals in key management roles in evaluating, presenting, and acting upon change in control opportunities for the Company that may arise. The Committee believes that adopting this Plan is in the best interests of shareholders in helping to ensure a) the individuals in those management roles most likely to influence a change in control opportunity are appropriately incentivized to act in the best interests of shareholders, b) continuity of management before and during an impending transaction, or the need for continuity in management after a change in control, and c) the Company’s continuing ability to attract talented senior management members, as well as to avoid executives departing due to limited or no change in control related termination remuneration protections. Further, the Committee believes that stable corporate leadership exhibiting the desired management behaviors is imperative in order for shareholders to be in a position to realize a favorable premium in a potential sale of the Company.

Key provisions of the adopted Plan, which has an initial two-year term with no automatic renewal, include:

1)	Initial executive roles covered by the Plan include the CEO, CFO and COO.

2)	No “single trigger” payouts; all Plan payouts are contingent upon an involuntary termination of a covered executive, including for “good reason”, within 12 months of a change in control.

3)	No payouts for “cause” based terminations.

4)	Plan benefits: a) one times annual base pay, b) amount equal to target bonus for year of termination, c) medical benefits under COBRA for up to twelve (12) months, and d) outplacement assistance.

5)	No tax gross up provisions on payouts.

6)	Participants must execute a general release to receive Plan benefits.

Existing equity compensation plans provide for full acceleration of equity awards upon a qualifying termination after a change in control for all employees of the Company. The Committee believes that providing this vesting acceleration assists us in attracting and retaining key employees, including our executives, and promotes stability and continuity of our key employees, which we believe is in the best interests of our shareholders. For details, see “Potential Payments upon Termination or Change in Control” on page 43 of this Proxy Statement. Please note the “Change in Control Severance Plan” was adopted in April 2013 and thus the “Potential Payments upon Termination or Change in Control” table for the fiscal year ending 2012 does not reflect any of the potential cash payments under the new Plan.

Involuntary Termination Severance Policy

In 2013, the Compensation Committee established guidelines to address involuntary termination severance eligibility and payments for officer level positions. The Committee believes that adopting this Policy is in the best interests of shareholders in helping to ensure the Company’s continuing ability to attract and retain talented senior executives. The guidelines provided are considered to be a general policy statement and are not intended to create a binding right to severance on the part of any person. The general guidelines of the Policy will not apply in any case to an individual for any termination which would entitle them to severance pursuant to a written plan of or agreement with the Company.

Key provisions of the adopted Policy include:

1)	A severance payment of up to the equivalent of twelve (12) months of base salary.

2)	Medical benefits under COBRA for up to twelve (12) months.

3)	Outplacement assistance.

4)	No acceleration of vesting of outstanding equity awards, except in the event of a change in control, as provided for in existing equity agreements.

5)	No payouts for “cause” based terminations.

6)	No tax gross up provisions on payouts.

7)	Participants must execute a general release to receive Policy benefits.

Please note the “Involuntary Termination Severance Eligibility / Payments Policy for Officers” was adopted in April, 2013 and thus the “Potential Payments upon Termination or Change in Control” table for the fiscal year ending 2012 does not reflect any of the potential cash payments under the Policy.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Code limits the corporate deduction for compensation paid to executive officers to $1 million unless such compensation qualifies as “performance-based compensation.” Among other things, Section 162(m) requires approval of the performance-based compensation by our shareholders. The Compensation Committee intends to maximize our ability to deduct executive compensation for tax purposes to the extent structuring our executive compensation for tax purposes is in alignment with our compensation philosophy. With respect to the compensation paid to our named executive officers in 2012, the compensation was below the $1 million limit for all of our named executive officers, except Mr. Hanna with compensation of $325,265 and Mr. Kakures $39,355 above the Section 162(m) limit.

Accounting for Stock-Based Compensation

We accrue our named executive officers’ salaries and incentive awards as an expense when earned. For our stock based compensation, the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC 718”), requires us to recognize compensation expense within our income statement for all share-based payment arrangements, which includes employee stock option plans. The expense is based on the grant-date fair value of the equity award granted, and is recognized ratably over the requisite service period. The Committee considers the expense of equity awards as part of its overall evaluation of our equity compensation program.

Compensation Committee Report

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, that might incorporate future filings, including this Proxy Statement, with the SEC, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings, nor shall the following report be deemed to be incorporated by reference into any future filings under the Securities Act or the Exchange Act, unless specifically stated to be incorporated by reference therein.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

William J. Dawson, Chair

Robert C. Hood

M. Richard Smith

Dennis P. Stradford

Summary Compensation Table

The following table provides summary information concerning the compensation earned during the fiscal years ended December 31, 2012, December 31, 2011 and December 31, 2010 by our Chief Executive Officer, our Chief Financial Officer and each of our three most highly compensated executive officers during our last completed fiscal year whose total salary, bonus and other compensation exceeded $100,000. The executive officers listed below are referred to in this Proxy Statement as the “named executive officers.”

Summary Compensation Table

(a)	(b)	(c)		(d)	(e)		(f)		(g)		(h)	(i)		(j)
Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)		Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)		Total ($)
Dennis C. Kakures President and Chief Executive Officer	2012 2011 2010	$ $ $	485,000 470,000 450,000	— — —	$ $ $	369,930 369,468 310,960	$ $ $	— 361,276 296,496	$ $ $	135,941 554,907 321,048	— — —	$ $ $	10,000 7,350 —	$ $ $	1,000,871 1,763,001 1,378,504

Joseph F. Hanna Senior Vice President and Chief Operating Officer	2012 2011 2010	$ $ $	325,000 310,000 300,000	— — —	$ $ $	191,235 176,337 167,440	$ $ $	192,270 170,658 156,484	$ $ $	92,299 336,038 196,673	— — —	$ $ $	9,100 7,350 —	$ $ $	809,904 1,000,383 820,597

Keith E. Pratt Senior Vice President and Chief Financial Officer	2012 2011 2010	$ $ $	330,000 320,000 310,000	— — —	$ $ $	175,560 176,337 167,440	$ $ $	174,590 170,568 156,484	$ $ $	70,867 316,420 200,044	— — —	$ $ $	10,000 7,350 —	$ $ $	761,017 990,765 833,968

Philip B. Hawkins Vice President and Division Manager, Mobile Modular	2012 2011 2010	$ $ $	210,000 196,250 173,654	— — —	$ $ $	100,320 83,970 71,760	$ $ $	99,450 82,834 82,360	$ $ $	108,570 191,404 96,215	— — —	$ $ $	10,000 7,350 —	$ $ $	528,340 561,808 423,989

John P. Skenesky(4) Vice President and Division Manager, TRS-RenTelco	2012		$185,000	—		$81,510		$79,560		$171,491	—		$10,000		$527,561

(1)	The amounts in columns (e) and (f) reflect the aggregate grant date fair value amounts, in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, of awards granted pursuant to the 2007 Plan and the 1998 Plan. Assumptions used in the calculation of these amounts are included in Note 2 to the Company’s audited financial statements for the fiscal year ended December 31, 2012 included in the 2012 Annual Report. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that may be realized by the named executive officers.
(2)	The amounts in column (g) reflect amounts earned by the named executive officers during the fiscal year ended December 31, 2012 and paid in 2013 pursuant to the Bonus Plan, which is discussed in further detail on page 25 under the heading “Non-Equity Performance-Based Incentive Plan Components”.
(3)	The amounts in column (i) reflect the cash contributions allocated to each named executive officer pursuant to the provisions of the KSOP which is discussed in further detail on page 36 under the heading “Employee Stock Ownership and 401(k) Plan.”
(4)	Mr. Skenesky was elected an officer in November 2011, and he was not a named executive officer in 2011. Accordingly, only 2012 compensation information has been provided.

2012 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)						Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Dennis C. Kakures	2/25/11 3/2/12		$12,111 —		$363,317 —		$635,805 —	— 1,180	— 11,800	— 23,600	— —	— —		— —		— —

Joseph F. Hanna	2/25/11 3/2/12		$7,300 —		$210,875 —		$373,086 —	— 610	— 6,100	— 12,200	— —	— 17,400	$	— 31.35	$	— 192,270

Keith E. Pratt	2/25/11 3/2/12		$6,592 —		$197,769 —		$346,096 —	— 560	— 5,600	— 11,200	— —	— 15,800	$	— 31.35		— 174,590

Philip B. Hawkins	2/25/11 3/2/12	$	— 4,200	$	— 126,000	$	— 220,500	— 320	— 3,200	— 6,400	— —	— 9,000	$	— 31.35	$	— 99,450

John P. Skenesky	2/25/11 3/2/12		$3,700 —		$111,000 —		$194,250 —	— 260	— 2,600	— 5,200	— —	— 7,200	$	— 31.35	$	— 79,560

(1)	The amounts listed in these columns reflect the threshold, target, and maximum amounts payable to the named executive officers pursuant to the Bonus Plan, which is discussed in further detail on page 25 under the heading “Non-Equity Performance-Based Incentive Plan Components”. The threshold assumptions assume achieving 80% of the profitability target and no achievement of the personal annual priorities.
(2)	On March 2, 2012, each named executive officer received a grant of RSUs, which are earned based on achievement of a target based on a cumulative three-year EPS goal. The minimum number of shares that could be earned is 10% of the target; the maximum is 200%. The RSUs are earned at the end of three years; with 60% of the earned shares to be issued at the end of year 3, 20% to be issued at the end of year 4, and 20% to be issued at the end of year 5, all contingent on continued employment by the Company.
(3)	On March 2, 2012, each named executive officer other than our CEO received a grant of SARs; the exercise price was based on the NASDAQ Stock Market close price of $31.35 on that date. The SAR grants have a seven-year term and vest 20% at the end of year one, and 5% per quarter thereafter.

2012 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Option Awards(1)						Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
Dennis C. Kakures	110,000 90,000 115,000 184,300 29,200 19,800 12,670 0	0 0 0 9,700 36,500 16,200 23,530 47,000		$ $ $ $ $ $ $ $	22.18 29.56 31.14 20.71 15.62 23.92 27.99 28.90	01/14/2015 01/20/2016 02/26/2014 02/25/2015 02/27/2016 02/26/2017 02/25/2018 02/25/2020	— — — — — — — —	— — — — — — — —	— — — — — 26,000 13,200 11,800	$ $ $	— — — — — 756,558 384,099 343,361

Joseph F. Hanna	34,000 40,000 35,000 35,000 85,500 52,500 10,450 5,985 0 0	0 0 0 0 4,500 17,500 8,550 11,115 17,400 22,200		$ $ $ $ $ $ $ $ $ $	15.29 22.18 29.56 31.14 20.71 15.62 23.92 27.99 31.35 28.90	03/08/2014 01/14/2015 01/20/2016 02/26/2014 02/25/2015 02/27/2016 02/26/2017 02/25/2018 03/02/2019 02/25/2020	— — — — — — — — — —	— — — — — — — — — —	— — — — — — — 14,000 6,300 6,100	$ $ $	— — — — — — — 407,378 183,320 177,500

Keith E. Pratt	80,000 50,000 67,500 4,000 10,450 5,985 0 0	0 0 4,500 17,500 8,550 11,115 15,800 18,300		$ $ $ $ $ $ $ $	29.56 31.14 20.71 15.62 23.92 27.99 31.35 28.90	01/20/2016 02/26/2014 02/25/2015 02/27/2016 02/26/2017 02/25/2018 03/02/2019 02/25/2020	— — — — — — — —	— — — — — — — —	— — — — — 14,000 6,300 5,600	$ $ $	— — — — — 407,378 183,320 162,951

Philip B. Hawkins	13,000 13,000 7,400 5,200 5,500 2,905 0 0	0 0 1,850 9,000 4,500 5,395 9,000 10,400		$ $ $ $ $ $ $ $	29.56 31.14 20.71 15.62 23.92 27.99 31.35 28.90	01/20/2016 02/26/2014 02/25/2015 02/27/2016 02/26/2017 02/25/2018 03/02/2019 02/25/2020	— — — — — — — —	— — — — — — — —	— — — — — 6,000 3,000 3,200	$ $ $	— — — — — 174,590 87,295 93,115

John P. Skenesky	15,000 16,000 0 0 3,850 0 0	0 0 1,600 6,250 3,150 7,200 8,900		$ $ $ $ $ $ $	29.56 31.14 20.71 15.62 23.92 31.35 28.90	01/20/2016 02/26/2014 02/25/2015 02/27/2016 02/26/2017 03/02/2019 02/25/2020	— — — — — — —	— — — — — — —	— — — — 4,000 3,600 2,600	$ $ $	— — — — 116,394 104,754 75,656

(1)	All option grants are seven year options, except for the option grants with expiration dates of January 15, 2013, March 8, 2014, January 14, 2015, and January 20, 2016, which are ten year options; all options vest 20% at the end of year one, and 5% per quarter thereafter.

2012 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dennis C. Kakures	0	$0	0	$0
Joseph F. Hanna	39,000	$664,779	0	$0
Keith E. Pratt	28,000	$325,747	0	$0
Philip B. Hawkins	2,000	$23,110	0	$0
John P. Skenesky	14,250	$134,691	0	$0

(1)	The “value realized on exercise” represents the number of shares of Common Stock acquired on exercise of the applicable option multiplied by the NASDAQ Stock Market close price of our Common Stock on the applicable date of exercise, less the number of shares of Common Stock acquired on exercise of the option multiplied by the exercise price of the option.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information regarding our equity compensation plans as of December 31, 2012:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,838,553	$24.37	1,561,002
Equity compensation plans not approved by security holders	—	$—	—
Total	2,838,553	$24.37	1,561,002

Employee Stock Ownership and 401(k) Plan (“KSOP”)

The KSOP is intended to qualify as an employee stock ownership plan as defined in Section 4975(e)(7) of the Code, a stock bonus plan under Section 401(a) of the Code and a cash or deferred plan under Section 401(k) of the Code. Prior to August 1, 2012, the Company maintained two separate qualified plans, one of which was known as the McGrath RentCorp Employee Stock Ownership Plan, or ESOP, and the other of which was known as the McGrath RentCorp 401(k) Plan, or simply the 401(k) Plan. Effective on August 1, 2012, the Company merged the 401(k) Plan into the ESOP, and renamed and restated the resulting plan, which is now the KSOP.

The Company created a trust to hold plan assets, effective on August 1, 2012, and appointed Charles Schwab Bank as the trustee of that trust. The Company may amend or terminate the KSOP at any time.

Each eligible employee of the Company who is 21 years or older and has at least three months of service is entitled to participate in the KSOP, by annually deferring an elected percentage of his or her compensation, not to exceed the statutory limit. Employees who have completed one year of service to the Company by July 1 of any year are also entitled to a matching contribution from the Company equal to 100% of the employee’s deferral into the KSOP, up to a maximum of 4% of the employee’s eligible compensation. The Company may also make additional discretionary contributions, which, if made, are allocated based on the participants’ compensation and time employed by the Company. Trust income or loss is allocated based on the respective account balances of participants. As of December 31, 2012, 436 were participants in the KSOP.

As provided by the KSOP, a participant’s interest related to additional discretionary contributions in the KSOP becomes 20% vested after two years of service and will continue to vest at 20% per year thereafter until it is fully vested after the sixth year, or upon death, disability or Normal Retirement (as that term is defined in the KSOP). The vesting schedule will be accelerated and the Company’s contributions and KSOP allocations will be modified if the KSOP becomes a “top heavy plan” under federal tax laws. Any forfeited KSOP benefits are allocated in the same manner as the Company’s contributions (toward matching contributions to the extent of the matching formula, and as discretionary contributions in excess of the matching formula) among the accounts of participants who remain employed throughout the year and have worked a minimum number of hours or whose employment has terminated due to death, disability or Normal Retirement during that year.

KSOP benefits fully vest upon a participant’s death, disability or Normal Retirement. In the case of a participant’s termination with the Company, voluntary or involuntary, for cause or not for cause, such participant will receive any and all KSOP benefits which have vested as of the date of termination.

In general, Company contributions are immediately tax deductible by the Company, but participants do not recognize income for tax purposes until distributions are made to them. The Company’s Board of Directors determines the portion of Company contributions to the KSOP to be made each year in cash, Company Common Stock, by forgiveness of indebtedness owed by the Trust to the Company or any Affiliated Company (as that term is defined in the KSOP) or by the Company’s or an Affiliated Company’s payment of indebtedness owed by the Trust to any third party, with consideration for federal tax laws. The Company made a cash contribution of $1,116,495 to the KSOP for the 2012 plan year.

The Company determined that cash dividends paid by the Company on shares of the Company’s Common Stock held by the KSOP are to be paid out to the participants. The Company has the right to revoke this decision at any time.

2007 Stock Incentive Plan

Purpose. The purpose of the 2007 Plan, as stated above, is to provide the Company’s employees, consultants and directors, whose present and potential contributions are important to the success of the Company, an incentive, through ownership of the Company’s Common Stock, to continue in service to the Company, and to help the Company compete effectively with other enterprises for the services of qualified individuals.

Stock Subject to the Plan. The maximum aggregate number of shares which may be issued pursuant to all awards is four million one hundred ninety thousand (4,190,000) shares, plus 514,300 shares that remained available for grants of awards under the 1998 Plan as of the date the 2007 Plan was originally approved by the Company’s shareholders, plus any shares that would otherwise return to the 1998 Plan as a result of forfeiture, termination or expiration of awards previously granted under the 1998 Plan (ignoring the termination or expiration of the 1998 Plan for the purpose of determining the number of shares available for the 2007 Plan); provided, however, that the maximum aggregate number of shares that may be issued pursuant to incentive stock options is four million one hundred ninety thousand (4,190,000) shares. Notwithstanding the foregoing, any shares issued in connection with awards other than options and SARs will be counted against the limit set forth above as two shares for every one share issued in connection with such award.

Any shares covered by an award which is forfeited, canceled or expires shall be deemed not to have been issued for purposes of determining the maximum aggregate number of shares which may be issued under the 2007 Plan. Shares that actually have been issued pursuant to an award shall not be returned to the 2007 Plan and shall not become available for future issuance, except that if unvested shares are forfeited or repurchased by the Company at the lower of their original purchase price or their fair market value, such shares shall become available for future grant. However, (i) shares tendered or withheld in payment of an option exercise price shall not be returned to the 2007 Plan and shall not become available for future issuance; (ii) shares withheld by the Company to satisfy any tax withholding obligation in connection with the exercise of an option or SAR shall not be returned to the 2007 Plan and shall not become available for future issuance; and (iii) all shares covered by the portion of a SAR that is exercised (whether or not shares are actually issued upon exercise of the SAR) shall be considered issued pursuant to the 2007 Plan. Shares withheld by the Company to satisfy any tax withholding obligation in connection with the vesting or settlement of an award other than a stock option or SAR shall be returned to the 2007 Plan and become available for future issuance.

As of March 31, 2013, options for an aggregate of 2,288,100 shares have been granted to 74 key employees at exercise prices ranging between $15.62 and $34.28 per share; and of such options granted, 702,440 have been exercised for the purchase of shares, options for 185,152 shares have been terminated, and options for 1,400,508 shares remain outstanding. In addition to these options to key employees, options for an aggregate of 154,000 shares have been granted to non-employee directors of the Company at an exercise price of $20.71 per share; no options have been exercised, options to purchase 22,000 shares have been terminated, and options for 132,000 shares remain outstanding.

As of March 31, 2013, RSUs for an aggregate of 447,300 shares have been granted to 34 key employees; and of such RSUs granted, 104,034 RSUs have vested, and 44,966 RSUs have been terminated. In addition to these RSUs to key employees, RSUs for an aggregate of 84,200 shares have been granted to non-employee directors of the Company; and of such RSUs granted, 46,480 RSUs have vested and no RSUs have been terminated.

As of March 31, 2013, a total of 899,552 shares remain available in the 2007 Plan for future grants.

Annual Limits on Certain Awards. The maximum number of shares with respect to which options and stock appreciation rights may be granted to a participant during a calendar year is 1,500,000 shares. For awards of restricted stock and restricted stock units that are intended to be performance-based compensation under Section 162(m) of the Code, the maximum number of shares subject to such awards that may be granted to a participant during a calendar year is 1,000,000 shares. The foregoing limitations shall be adjusted proportionately by the Administrator in connection with any change in the Company’s capitalization due to a stock split, stock dividend or similar event affecting the Common Stock of the Company and its determination shall be final, binding and conclusive.

Administration. The 2007 Plan is administered, with respect to grants to employees, directors, officers, and consultants, by the plan administrator (the “Administrator”), defined as the Board or one or more committees designated by the Board. The 2007 Plan will be administered by the Compensation Committee. With respect to grants to officers and directors, the Compensation Committee shall be constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and Section 162(m) of Code.

Terms and Conditions of Awards. The 2007 Plan provides for the grant of stock options, restricted stock, restricted stock units, and stock appreciation rights (collectively referred to as “awards”). Stock options granted under the 2007 Plan may be either incentive stock options under the provisions of Section 422 of the Code, or nonqualified stock options. Incentive stock options may be granted only to employees. Awards other than incentive stock options may be granted to employees, directors and consultants of the Company and its related entities. To the extent that the aggregate fair market value of shares of the Company’s Common Stock subject to options designated as incentive stock options which become exercisable for the first time by a participant during any calendar year exceeds $100,000, such excess options shall be treated as nonqualified stock options. If the Code or regulations promulgated thereunder are amended after the date of the 2007 Plan and provide for a different limit on the fair market value of shares permitted to become incentive stock options, such different limit will be automatically incorporated into the 2007 Plan. Under the 2007 Plan, awards may be granted to such employees, directors or consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time. Each award granted under the 2007 Plan shall be designated in an award agreement.

The Administrator may issue awards under the 2007 Plan in settlement, assumption or substitution for outstanding awards or obligations to grant future awards in connection with the Company or a related entity acquiring another entity, or an interest in another entity or an additional interest in a related entity whether by merger, stock purchase, asset purchase or other form of transaction. Subject to applicable laws, the Administrator has the authority, in its discretion, to select employees, consultants and directors to whom awards may be granted from time to time, to determine whether and to what extent awards are granted, to determine the number of shares of the Company’s Common Stock or the amount of other consideration to be covered by each award, to approve award agreements for use under the 2007 Plan, to determine the terms and conditions of any award (including the vesting schedule applicable to the award), to amend the terms of any outstanding award granted under the Plan (except for certain amendments that require shareholder approval, as described below), to construe and interpret the terms of the 2007 Plan and awards granted, to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions and to take such other action not inconsistent with the terms of the 2007 Plan, as the Administrator deems appropriate. Additionally, the 2007 Plan provides that dividends payable with respect to all awards of restricted stock that are subject to performance vesting shall be held subject to the vesting of the underlying shares of restricted stock.

The term of any award granted under the 2007 Plan may not be for more than seven (7) years (or five (5) years in the case of an incentive stock option granted to any participant who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary of the Company), excluding any period for which the participant has elected to defer the receipt of the shares or cash issuable pursuant to the award pursuant to a deferral program the Administrator may establish in its discretion.

The 2007 Plan authorizes the Administrator to grant incentive stock options and non-qualified stock options at an exercise price not less than 100% of the fair market value of the Common Stock on the date the option is granted (or 110%, in the case of an incentive stock option granted to any employee who owns stock representing more than 10% of the combined voting power of the Company or any parent or subsidiary of the Company). In the case of stock appreciation rights, the base appreciation amount shall not be less than 100% of the fair market value of the Common Stock on the date of grant. In the case of awards intended to qualify as performance-based compensation, the exercise or purchase price, if any, shall be not less than 100% of the fair market value per share on the date of grant. In the case of all other awards granted under the 2007 Plan, the exercise or purchase price shall be determined by the Administrator. The exercise or purchase price is generally payable in cash, check, shares of Common Stock or with respect to options, payment through a broker-dealer sale and remittance procedure or a “net exercise” procedure.

The 2007 Plan provides that any amendment that would adversely affect the participant’s rights under outstanding awards shall not be made without the participant’s written consent, provided, however, that an amendment or modification that may cause an incentive stock option to become a non-qualified stock option shall not be treated as adversely affecting the rights of the participant. The 2007 Plan also provides that shareholder approval is required in order to (i) reduce the exercise price of any option or the base appreciation amount of any stock appreciation right awarded under the 2007 Plan or (ii) cancel any option or stock appreciation right awarded under the 2007 Plan in exchange for another award or for cash at a time when exercise price exceeds the fair market value of the underlying shares unless the cancellation and exchange occurs in connection with a Corporate Transaction; provided that canceling an option or SAR in exchange for another award with an exercise price, purchase price or base appreciation amount (as applicable) that is equal to or greater than the exercise price or base appreciation amount (as applicable) of the original option or SAR and with a term no longer than that of the original option or SAR shall not be subject to shareholder approval.

Under the 2007 Plan, the Administrator may establish one or more programs under the 2007 Plan to permit selected participants the opportunity to elect to defer receipt of consideration payable under an award. The Administrator also may establish under the 2007 Plan separate programs for the grant of particular forms of awards to one or more classes of participants.

Termination of Service. An award may not be exercised after the termination date of such award as set forth in the award agreement. In the event a participant in the 2007 Plan terminates continuous service with the

Company, an award may be exercised only to the extent provided in the award agreement. Where an award agreement permits a participant to exercise an award following termination of service, the award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the award, whichever comes first. Any award designated as an incentive stock option, to the extent not exercised within the time permitted by law for the exercise of incentive stock options following the termination of employment, shall convert automatically to a nonqualified stock option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the award agreement.

Transferability of Awards. Under the 2007 Plan, incentive stock options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the participant only by the participant. Other awards shall be transferable only by will and by the laws of descent and distribution and during the lifetime of a participant, to the extent and in the manner authorized by the Administrator, but only to the extent such transfers are made to family members, to family trusts, to family controlled entities, to charitable organizations, and pursuant to domestic relations orders or agreements, in all cases without payment for such transfers to the participant. The 2007 Plan permits the designation of beneficiaries by holders of awards, including incentive stock options.

Section 162(m) of the Code. The maximum number of shares with respect to which options and stock appreciation rights may be granted to a participant during a calendar year is 1,500,000 shares. The foregoing limitation shall be adjusted proportionately by the Administrator in connection with any change in the Company’s capitalization due to a stock split, stock dividend or similar event affecting the common stock of the Company and its determination shall be final, binding and conclusive. Under Code Section 162(m) no deduction is allowed in any taxable year of the Company for compensation in excess of $1 million paid to the Company’s “covered employees.” An exception to this rule applies to compensation that is paid to a covered employee pursuant to a stock incentive plan approved by shareholders and that specifies, among other things, the maximum number of shares with respect to which options and stock appreciation rights may be granted to eligible participants under such plan during a specified period. Compensation paid pursuant to options or stock appreciation rights granted under such a plan and with an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant is deemed to be inherently performance-based, since such awards provide value to participants only if the stock price appreciates. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitation, if any option or stock appreciation right is canceled, the canceled award shall continue to count against the maximum number of shares of Common Stock with respect to which an award may be granted to a participant.

For awards of restricted stock and restricted stock units that are intended to be performance-based compensation under Section 162(m) of the Code, the maximum number of shares subject to such awards that may be granted to a participant during a calendar year is 1,000,000 shares. The foregoing limitation shall be adjusted proportionately by the Administrator in connection with any change in the Company’s capitalization due to a stock split, stock dividend or similar event affecting the common stock of the Company and its determination shall be final, binding and conclusive. In order for restricted stock and restricted stock units to qualify as performance-based compensation, the Administrator must establish a performance goal with respect to such award in writing not later than 90 days after the commencement of the services to which it relates and while the outcome is substantially uncertain. In addition, the performance goal must be stated in terms of an objective formula or standard.

Under Code Section 162(m) as currently interpreted by the Internal Revenue Service, a “covered employee” is the Company’s Chief Executive Officer and the three other most highly compensated officers of the Company, other than the Chief Financial Officer.

The 2007 Plan includes the following performance criteria that may be considered by the Administrator when granting performance-based awards: (i) increase in or maintenance of share price, (ii) earnings per share, (iii) total shareholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets,

(viii) return on investment, (ix) operating income, (x) net operating income, (xi) recruitment or retention of personnel, (xii) cash flow, (xiii) gross or net revenue, (xiv) expenses, (xv) earnings (including earnings before taxes; earnings before interest and taxes; earnings before interest, taxes and depreciation; earnings before interest, taxes and amortization; or earnings before interest, taxes, depreciation and amortization) (xvi) economic value added, (xvii) market share, (xviii) profit (including gross profit, operating profit or pre-tax profit); (xix) costs, (xx) expenses, (xxi) funds from operations, (xxii) working capital, (xxiii) market share, (xxiv) debt levels or reduction, (xxv) customer retention, (xxvi) sales, (xxvii) operating efficiency, (xxviii) customer satisfaction and/or growth, (xxix) employee satisfaction, (xxx) financing and other capital-raising transactions, and (xxxi) year-end cash. In addition, the performance criteria shall be calculated in accordance with generally accepted accounting principles, but excluding the effect of any change in accounting standards and any extraordinary, unusual or nonrecurring item occurring after the establishment of the performance criteria applicable to the award. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of performance criteria in order to prevent the dilution or enlargement of the rights with respect to an award.

Change in Capitalization. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by outstanding awards, the number of shares of Common Stock that have been authorized for issuance under the 2007 Plan, the exercise or purchase price of each outstanding award, the maximum number of shares of Common Stock that may be granted subject to awards to any participant in a calendar year, and the like, shall be proportionally adjusted by the Administrator in the event of (i) any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, stock dividend, recapitalization, combination or reclassification or similar event affecting the Common Stock of the Company, (ii) any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company or (iii) any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), distribution of cash or other assets to shareholders other than a normal cash dividend, or any similar transaction; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” In the event of any distribution of cash or other assets to stockholders other than a normal cash dividend, the Administrator shall also make such adjustments or substitute, exchange or grant awards to effect such adjustments. Any such adjustments to outstanding awards will be effected in a manner that precludes the enlargement of rights and benefits under such awards.

Corporate Transaction. Effective upon the consummation of a Corporate Transaction, all outstanding awards shall terminate. However, all such awards shall not terminate to the extent the contractual obligations represented by the awards are assumed by the successor entity. Except as provided in an individual award agreement, for the portion of each award that is assumed by the successor corporation, such portion of the award will automatically vest and become exercisable and be released from any repurchase or forfeiture rights immediately upon termination of a participant’s continuous service if terminated without “cause” (as defined in the 2007 Plan) within twelve (12) months after such Corporate Transaction. For the portion of each award that is not assumed by the successor corporation, such portion of the award will automatically vest and become exercisable and be released from any repurchase or forfeiture rights immediately prior to the effective date of the Corporate Transaction. For awards that have an exercise feature, the portion of the award that is not assumed will terminate if not exercised prior to the Corporate Transaction.

Change in Control. Except as provided in an individual award agreement, following a Change in Control (other than a Change in Control that is also a Corporate Transaction) and upon a participant’s termination of continuous service without cause within twelve (12) months after such Change in Control, each outstanding award of such participant will automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights immediately upon such termination.

Under the 2007 Plan, a Corporate Transaction is generally defined as:

•	acquisition of 50% or more of the Company’s stock by any individual or entity including by tender offer;

•	a reverse merger in which 40% or more of the Company’s stock by any individual or entity including by tender offer is acquired;

•	a sale, transfer or other disposition of all or substantially all of the assets of the Company;

•	a merger or consolidation in which the Company is not the surviving entity; or

•	a complete liquidation or dissolution.

Under the 2007 Plan, a Change in Control is generally defined as:

•

acquisition of 50% or more of the Company’s stock by any individual or entity which a majority of the Company’s Board members (who have served on the Company’s Board for at least twelve (12) months) do not recommend the Company’s shareholders accept, or

•

a change in the composition of the Company’s Board over a period of twelve (12) months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who have either been Board members continuously for a period of at least twelve (12) months or have been Board members for less than twelve (12) months and were elected or nominated for election by at least a majority of Board members who have served on the Company’s Board for at least twelve (12) months.

Amendment, Suspension or Termination of the 2007 Plan. The Board may at any time amend, suspend or terminate the 2007 Plan. The 2007 Plan, as proposed to be amended and restated, will have a term of ten (10) years from the date in 2012 that the shareholders approve the amendment and restatement, unless sooner terminated by the Board. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein, the Company shall obtain shareholder approval of any such amendment to the 2007 Plan in such a manner and to such a degree as is required.

Nonexclusivity of the Plan. Neither the adoption of the 2007 Plan by the Board of Directors, the submission of the 2007 Plan to the shareholders of the Company for approval, nor any provision of the 2007 Plan will be construed as creating any limitations on the power of the Board of Directors to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of awards otherwise than under the 2007 Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

1998 Stock Option Plan

The 2007 Plan replaced the Company’s 1998 Stock Option Plan (as amended, the “1998 Plan”) and no further options will be granted under the 1998 Plan. As of March 31, 2013, options for an aggregate of 3,622,500 shares of Common Stock have been granted to 144 key employees at exercise prices ranging between $7.81 and $31.67 per share; and of such options granted, options have been exercised for the purchase of 2,065,033 shares, options for 644,800 shares have been terminated, and options for 912,667 shares remain outstanding. In addition to these options to key employees, options for an aggregate of 528,000 shares have been granted to non-employee directors of the Company at exercise prices ranging between $7.97 and $31.14 per share; and of such options granted, 179,000 shares have been exercised, options for 20,000 shares have been terminated, and options for 329,000 shares remain outstanding.

If there is an “acquisition” of the Company (as defined in the 1998 Plan, an “Acquisition”), the acquirer may assume the options or replace the options for new options under the acquirer’s plan. If the options are not assumed or replaced, options will automatically become fully vested and exercisable as of the date of the Acquisition. In the event of a “change in control” (as defined in the 1998 Plan) of the Company, outstanding options will automatically become fully vested if the option holder’s employment is terminated other than by the option holder with or without cause within two years after such change in control.

Except as described below, in the event an option holder ceases to be employed by the Company for any reason (either voluntarily or involuntarily, for cause or not for cause), outside the context of a change in control, the exercise rights under his or her option will not accelerate and will not become fully vested and the option holder may exercise his or her option before the earlier of (1) three months after the date he or she ceases to be an employee of the Company or its subsidiaries and (2) the normal expiration date of the option. In the event an option holder ceases to be employed by the Company by reason of disability or death, the exercise rights under his or her option do not accelerate and do not become fully vested and the option holder may exercise his or her option before the earlier of (1) 12 months after the date he or she ceases to be an employee of the Company or its subsidiaries (or in the case of death which occurs within three months after termination of employment, 12 months after the date of death) and (2) the normal expiration date of the option.

Potential Payments upon Termination or Change-in-Control

Under the terms of our Bonus Plan, 1998 Plan, 2007 Plan, and KSOP, payments may be made to each of our named executive officers upon his or her termination of employment or a change in control (as defined in each plan) of the Company. See “Compensation Discussion and Analysis” and “Equity Compensation Plan Information” for a description of, and an explanation of the specific circumstances that would trigger payments under, each plan. The following table sets forth the estimated payments that would be made to each of our named executive officers upon voluntary termination, involuntary termination—not for cause, for cause, or as a qualifying termination in connection with a change in control (as defined in each plan)—and death or permanent disability. The payments would be made pursuant to the plans identified in this paragraph. The information set forth in the table below assumes the termination event occurred on December 31, 2012.

The actual amounts to be paid out can only be determined at the time of an executive’s separation from the Company and may differ materially from the amounts set forth in the table below. The amounts set forth in the table below do not reflect the withholding of applicable state and federal taxes.

Name	Voluntary Termination	Involuntary Termination			Death or Permanent Disability
		Not For Cause	For Cause	Change in Control
Dennis C. Kakures
Non-Equity Incentive Plan(1)	$135,941	$135,941	$135,941	$135,941	$135,941
Unvested and Accelerated Awards Under Equity Incentive Plans(2)	2,818,271	2,818,271	2,818,271	4,985,808	2,818,271
Employee Stock Ownership and 401(k) Plan	1,516,397	1,516,397	1,516,397	1,516,397	1,516,397
Accumulated Vacation Pay(3)	70,192	70,192	70,192	70,192	70,192

Total	$4,540,801	$4,540,801	$4,540,801	$6,708,338	$4,540,801
Joseph F. Hanna
Non-Equity Incentive Plan(1)	$92,299	$92,299	$92,299	$92,299	$92,299
Unvested and Accelerated Awards Under Equity Incentive Plans(2)	2,232,529	2,232,529	2,232,529	3,331,051	2,232,529
Employee Stock Ownership and 401(k) Plan	66,487	66,487	66,487	66,487	66,487
Accumulated Vacation Pay(3)	40,134	40,134	40,134	40,134	40,134

Total	$2,431,449	$2,431,449	$2,431,449	$3,529,971	$2,431,449
Keith E. Pratt
Non-Equity Incentive Plan(1)	$70,867	$70,867	$70,867	$70,867	$70,867
Unvested and Accelerated Awards Under Equity Incentive Plans(2)	681,019	681,019	681,019	1,764,991	681,019
Employee Stock Ownership and 401(k) Plan	24,372	24,372	24,372	24,372	24,372
Accumulated Vacation Pay(3)	22,950	22,950	22,950	22,950	22,950

Total	$799,208	$799,208	$799,208	$1,883,180	$799,208
Philip B. Hawkins
Non-Equity Incentive Plan(1)	$108,570	$108,570	$108,570	$108,570	$108,570
Unvested and Accelerated Awards Under Equity Incentive Plans(2)	163,897	163,897	163,897	685,057	163,897
Employee Stock Ownership and 401(k) Plan	51,555	51,555	51,555	51,555	51,555
Accumulated Vacation Pay(3)	6,272	6,272	6,272	6,272	6,272

Total	$330,293	$330,293	$330,293	$851,453	$330,293
John P. Skenesky
Non-Equity Incentive Plan(1)	$171,491	$171,491	$171,491	$171,491	$171,491
Unvested and Accelerated Awards Under Equity Incentive Plans(2)	19,943	19,943	19,943	430,754	19,943
Employee Stock Ownership and 401(k) Plan	241,017	241,017	241,017	241,017	241,017
Accumulated Vacation Pay(3)	22,453	22,453	22,453	22,453	22,453

Total	$454,904	$454,904	$454,904	$865,715	$454,904

(1)	In the event of termination with the Company, voluntary or involuntary, with or without cause, that occurs prior to the end of the fiscal year, payments under the Bonus Plan are pro-rated accordingly.
(2)	Includes our 1998 Plan and 2007 Plan. Assumes termination event on December 31, 2012 with a closing NASDAQ Stock Market price of $29.10 per share.
(3)	Represents accrued standard paid vacation amounts as of December 31, 2012.

Treatment of Certain Compensation Elements Upon Termination

Executive Severance Policy. We do not have employment agreements, and did not have an executive severance policy in 2012.

Pension Benefits. All employees who participate in our KSOP are entitled to their vested amounts upon termination of their employment.

Health and Welfare Benefit and Executive Benefits and Perquisites Continuation. An executive officer is not entitled to any continuation of his or her health and welfare benefits, executive benefits or perquisites (other than pursuant to COBRA) following the termination of his or her employment, except that any executive officer employed with the Company for at least 20 years may remain on the Company’s health insurance policy after he or she retires from the Company, provided he or she pays 100% of the premiums.

Long-Term Incentives. Except in the circumstances discussed above, an executive officer forfeits his or her stock options to the extent they are unvested and is not entitled to any continuation of vesting or acceleration of vesting with respect to his or her options. Such executive is entitled to exercise any vested options for a period of 90 days after termination and is entitled to continue to hold his or her shares of unrestricted stock after termination in the same manner as any other employee of the Company. In the event of a qualifying termination following a change in control, an executive officer is entitled to the acceleration of vesting with respect to all of his or her stock options, consistent with the Change in Control Arrangements described above.

Relationships Among Directors or Executive Officers

There are no family relationships among any of the directors or executive officers of the Company, except that David M. Whitney and Kristina VanTrease are husband and wife.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Company during 2012 consisted of Messrs. Dawson, Hood, Smith and Stradford. No member of the Compensation Committee is a present or former executive officer or employee of the Company or any of its subsidiaries. No executive officer of the Company has served on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee. See “Certain Relationships and Related Transactions” below for discussions about related transactions regarding the Compensation Committee members.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification Agreements

The Company has entered into indemnification agreements with each of our directors and executive officers. These agreements require the Company to indemnify our executive officers or directors against expenses and, in certain cases, judgments, settlements or other payments incurred by an executive officer or director in suits brought by the Company, derivative actions brought by our shareholders and suits brought by other third parties. Indemnification has been granted under these agreements to the fullest extent permitted under California law in situations where an executive officer or director is made, or threatened to be made, a party to the legal proceeding because of his or her service to the Company.

Adler Tank Rentals

In connection with the completion of the acquisition of substantially all of the assets of the liquid and solid tanks and boxes rental business of Adler Tank Rentals, LLC on December 11, 2008, we hired Steven Adler, who, prior to the closing, owned 75% of Adler Tank Rentals, LLC (“Former Adler Tanks”). Mr. Adler currently holds the position of President of our wholly-owned subsidiary, Adler Tank Rentals, LLC (“Adler Tanks”), which owns and operates the Adler Tanks business. Mr. Adler has three relationships with entities that conduct business with Adler Tanks which are described below.

•

Sabre Manufacturing, LLC—Mr. Adler is the 100% owner and the President of Sabre Manufacturing, LLC, a company that manufactures, sells and services containment frac tanks and other equipment. Prior to the acquisition of Adler Tanks, Sabre Manufacturing, LLC sold tanks to Former Adler Tanks from time to time. Since the acquisition of Adler Tanks, Adler Tanks has purchased tanks from Sabre Manufacturing, LLC, but has no obligation to do so in the future. Sabre Manufacturing, LLC continues to sell tanks to end users of Adler Tanks, and also to gas and oilfield service companies.

•

Tire Solutions, LLC—Mr. Adler is a 50% owner of Tire Solutions, LLC, a company that supplies and services tires. Prior to the acquisition of Adler Tanks, Tire Solutions, LLC sold tires to Former Adler Tanks from time to time. Since the acquisition of Adler Tanks, Adler Tanks has purchased tires from Tire Solutions, LLC but has no obligation to do so in the future.

•

Adler Industrial Services, Inc.—Mr. Adler is the 100% owner of Adler Industrial Services, Inc., a supplier of roof cleaning and vacuuming services. Adler Industrial Services, Inc. currently leases tanks from the Adler Tanks business but has no obligation to do so in the future.

Prior to the closing of the acquisition of substantially all of the assets of Former Adler Tanks, the Audit Committee and the Board of Directors reviewed and granted waivers under the Company’s Code of Business Conduct and Ethics with respect to the conflicts of interest and related party transactions and relationships described above under “Adler Tank Rentals”.

Policies and Procedures Regarding Related Party Transactions

Pursuant to the Audit Committee charter, the Audit Committee is responsible for reviewing and discussing with management and the Company’s independent auditors any transactions or courses of dealing with related parties. The Audit Committee considers the following factors in determining whether to approve or disapprove (with referral to the Board of Directors) any such related party transaction or course of action: (i) the financial accounting accorded the transaction or course of action; (ii) whether the terms or other aspects differ from those that would likely be negotiated with independent parties; and (iii) whether the proposed disclosure of the transaction or course of dealing, if any, is in accordance with generally accepted accounting principles and SEC regulations.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to beneficial ownership of our Common Stock as of April 15, 2013, by (i) each shareholder known to the Company to own beneficially more than 5% of our Common Stock; (ii) each of our directors; (iii) each executive officer named in the Summary Compensation Table above; and (iv) all directors and executive officers of the Company as a group:

Beneficial Owner(1)(2)	Shares Beneficially Owned(3)	Percentage of Class of Shares Beneficially Owned
T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, MD 21202	3,064,980	12.1%
Columbia Wanger Asset Management, LLC(5) 227 West Monroe Street, Suite 3000 Chicago, IL 60606	3,029,900	12.0%
Vaughan Nelson Investment Management, LP(6) 600 Travis Street, Suite 6300 Houston, TX 77002	1,629,049	6.5%
The Vanguard Group(7) 100 Vanguard Blvd. Malvern, PA 19355	1,410,787	5.6%
TimesSquare Capital Management, LLC(8) 1177 Avenue of the Americas, 39th Floor New York, NY 10036	1,371,748	5.5%
BlackRock, Inc.(9) 40 East 52nd Street New York, NY 10022	1,296,259	5.2%
Robert P. McGrath(10)(11)	1,333,383	5.3%
Dennis C. Kakures(11)(12)	865,149	3.4%
Joseph Hanna(11)(12)	308,189	1.2%
Keith E. Pratt(11)(12)	206,986	*
Ronald H. Zech(11)	90,400	*
Dennis P. Stradford(11)	78,100	*
William J. Dawson(11)	75,900	*
John P. Skenesky(11)(12)	48,947	*
Robert C. Hood(11)	44,400	*
Philip B. Hawkins(11)(12)	47,521	*
M. Richard Smith	8,080	*
All executive officers and directors as a group (11 persons)(13)	3,486,462	13.8%

*	The percentage of shares beneficially owned by this director or executive officer constitutes less than 1% of our Common Stock as of April 15, 2013.
(1)	Except as otherwise indicated, the address of each of the executive officers and directors is c/o McGrath RentCorp, 5700 Las Positas Road, Livermore, California 94551.
(2)	To the Company’s knowledge, except as set forth in the footnotes to this table, and subject to applicable community property laws, each shareholder named in this table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name.
(3)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. Shares of the Company’s Common Stock subject to options currently exercisable or that will become exercisable within 60 days of April 15, 2013 are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person. Percentages are based on 25,204,031 shares of the Company’s Common Stock outstanding as of April 15, 2013.

(4)	T. Rowe Price Associates, Inc. (Price Associates) filed Amendment No. 11 to Schedule 13G with the SEC on February 7, 2013 and reported beneficial ownership of 3,064,980 shares. These securities are owned by various individual and institutional investors, including T. Rowe Price Small-Cap Value Fund, Inc. (which owns 1,822,000 shares, representing 7.2% of the outstanding Common Stock), for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(5)	Columbia Wanger Asset Management, LLC filed Amendment No. 7 to Schedule 13G with the SEC on February 13, 2013 and reported beneficial ownership of 3,029,900 shares, sole voting power with respect to 2,709,900 shares and sole dispositive power with respect to 3,029,900 shares of Common Stock. The shares reported in the Schedule 13G include 2,150,000 shares held by Columbia Acorn Trust, a Massachusetts business trust that is advised by Columbia Wanger Asset Management, L.P.
(6)	Vaughan Nelson Investment Management, LP. filed Amendment No. 1 to Schedule 13G with the SEC on February 13, 2013 and reported beneficial ownership of 1,629,049 shares, sole voting power with respect to 1,172,550 shares, sole dispositive power with respect to 1,476,500 shares of Common Stock and shared dispositive power with respect to 152,549 shares of Common Stock.
(7)	The Vanguard Group filed Schedule 13G with the SEC on February 11, 2013 and reported beneficial ownership of 1,410,787 shares, sole voting power with respect to 36,319 shares, sole dispositive power with respect to 1,375,668 shares of Common Stock and shared dispositive power with respect to 35,119 shares of Common Stock.
(8)	TimesSquare Capital Management, LLC. filed Schedule 13G with the SEC on February 8, 2013 and reported beneficial ownership of 1,371,748 shares, sole voting power with respect to 1,294,848 shares and sole dispositive power with respect to 1,371,748 shares of Common Stock.
(9)	BlackRock, Inc. filed Amendment No. 3 to Schedule 13G with the SEC on February 8, 2013 and reported beneficial ownership of 1,296,259 shares, sole voting power with respect to 1,296,259 shares and sole dispositive power with respect to 1,296,259 shares of Common Stock.
(10)	Robert P. McGrath and his spouse, Joan M. McGrath, share beneficial ownership of 1,333,383 shares. Mr. McGrath shares voting and dispositive power with respect to 1,333,383 of these shares with his spouse.
(11)	Includes portions of outstanding stock options or RSUs held by executive officers and directors that will be exercisable within 60 days of April 15, 2013 as follows: 66,000 shares for Mr. Dawson, 300,895 shares for Mr. Hanna, 43,285 shares for Mr. Hawkins, 28,000 shares for Mr. Hood, 532,490 shares for Mr. Kakures, 132,000 shares for Mr. McGrath, 200,995 shares for Mr. Pratt, 41,450 shares for Mr. Skenesky, 66,000 shares for Mr. Stradford, 58,000 shares for Mr. Zech, 2,100 shares for Mr. Smith and 1,778,830 shares for all executive officers and directors as a group.
(12)	Includes the shares held by the KSOP for the benefit of the named individual. The number of shares included is 2,069 shares for Mr. Hanna, 1,604 shares for Mr. Hawkins, 47,167 shares for Mr. Kakures, 759 shares for Mr. Pratt, 7,497 shares for Mr. Skenesky, and 79,694 shares for all executive officers and directors as a group. These shares are included because beneficiaries under the KSOP hold sole voting power over the shares (whether or not rights to the shares have vested).
(13)	See footnotes (10), (11) and (12).

Communications with the Board of Directors

Our Board of Directors believes that full and open communication between shareholders and members of our Board of Directors is in the best interests of our shareholders. Shareholders may contact any director or committee of the Board of Directors by writing to the Compliance Officer, c/o McGrath RentCorp, 5700 Las Positas Road, Livermore, California 94551. The compliance officer will review all such communications for relevance to activities of the Board of Directors and will promptly forward all relevant written communications to the Board of Directors. Comments or complaints relating to our accounting, internal accounting controls, auditing matters, corporate fraud or violations of federal or state laws may be referred directly to our Audit Committee by writing to the Chairman of the Audit Committee, c/o Compliance Officer, McGrath RentCorp, 5700 Las Positas Road, Livermore, California 94551. Further details can be found in “Reporting Questionable Account and Auditing Practices and Policy Prohibiting Retaliation Against Reporting Employees” and “Corporate Governance Guidelines” found on our website at www.mgrc.com under the Investor Relations section.

Shareholder Recommendations for Membership on our Board of Directors

The Corporate Governance and Nominating Committee will consider shareholder recommendations of director nominees. To recommend director nominee(s), a shareholder must submit the following relevant information in writing to the attention of the compliance officer at our principal executive offices: (1) the name, age, business and residence address of the prospective candidate; (2) a brief biographical description of the prospective candidate, including employment history for the past five years, and a statement of the qualifications of the prospective candidate; (3) the class and number of shares of our Common Stock, if any, which are beneficially owned by the prospective candidate; (4) a description of all arrangements or understandings between the shareholder and the prospective candidate pursuant to which the nomination is to be made by the shareholder if the shareholder and the prospective candidate are different individuals; (5) the candidate’s signed consent to serve as a director if elected and to be named in our proxy statement; (6) a signed certificate providing the class and number of shares of our Common Stock which are beneficially owned by the shareholder; and (7) any other information that is required to be provided by the shareholder pursuant to Regulation 14A under the Exchange Act. Once the Corporate Governance and Nominating Committee receives the shareholder recommendation, it may deliver to the prospective candidate a questionnaire that requests additional information about the candidate’s independence, qualifications and other matters, including a possible interview, that would assist the Corporate Governance and Nominating Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement or other regulatory filings, if nominated.

The Corporate Governance and Nominating Committee will not evaluate candidates differently based on who has made the recommendation. The Corporate Governance and Nominating Committee will consider candidates from any reasonable source, in addition to shareholder recommendations. The Corporate Governance and Nominating Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. No such consultants or search firms were used for the slate of director nominees up for election at the Annual Meeting since all directors nominated are for re-election, and, accordingly, no fees have been paid to consultants or search firms in the 2012 fiscal year.

We have not received a director nominee recommendation from any shareholder (or group of shareholders) that beneficially owns more than five percent of our Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our Common Stock (collectively, “Reporting Persons”) to file initial reports of ownership and changes in ownership of our Common Stock with the SEC and the NASDAQ Stock Market. Copies of these reports are also required to be delivered to us. See “Security Ownership of Certain Beneficial Owners and Management” above for identification of those persons who qualify as “Reporting Persons.”

We believe, based solely on our review of the copies of such reports received or written representations from certain Reporting Persons, that during the fiscal year ended December 31, 2012, all Reporting Persons complied with all applicable filing requirements.

Code of Business Conduct and Ethics

Our Board of Directors adopted a Code of Business Conduct and Ethics, which was most recently amended and restated on December 9, 2010. This code applies to all of our employees and our non-employee directors and is posted on our website at www.mgrc.com under the Investor Relations section. The code satisfies the “Code of Ethics” requirements under the Sarbanes-Oxley Act of 2002 as well as the “Code of Conduct” requirements under the Market Place Rules of the NASDAQ Stock Market. The code, among other things, addresses issues relating to conflicts of interests, including internal reporting violations and disclosures, and compliance with applicable laws, rules and regulations. The purpose of the code is to promote, among other things, honest and ethical conduct, full, fair, accurate, timely and understandable public disclosures, compliance with applicable laws or regulations and to ensure to the greatest possible extent that our business is conducted in a legal and ethical manner. Any waivers or approvals granted under this code with respect to our executive officers and directors may be granted only by the Board of Directors. In addition, any waivers or approvals relating to the principal executive officer, the principal financial officer, the principal accounting officer or controller, or any person performing similar functions, must also be obtained from the Audit Committee. Any waivers or approvals to the code with respect to the remainder of the employees may be granted by our compliance officer, who is currently Randle F. Rose. Any amendments to the code will be promptly disclosed to our shareholders. Our Audit Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Grant Thornton LLP has been selected by the Audit Committee to be the Company’s independent auditors for the Company’s fiscal year ending December 31, 2013. Under the Sarbanes-Oxley Act of 2002 and the rules of the SEC promulgated thereunder, the Audit Committee is solely responsible for the appointment, compensation and oversight of the work of our independent auditors and shareholders are not required to ratify the selection of Grant Thornton LLP. However, we are submitting the selection of Grant Thornton LLP as our independent auditors to our shareholders for ratification as a matter of good corporate practice. In the event that ratification of this selection of independent auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, the Audit Committee will review our future selection of independent auditors. Even if the appointment of Grant Thornton LLP is ratified by our shareholders, the Audit Committee, in its discretion, may direct the appointment of a different independent auditor at any time during the year if the Audit Committee determines that such a change is in the best interests of the Company and our shareholders.

A representative of Grant Thornton LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

Grant Thornton LLP performed services for the Company in fiscal years 2010, 2011 and 2012 related to financial statement audit work, quarterly reviews, quarterly earnings release reviews and tax services. Fees related to services rendered by Grant Thornton LLP for fiscal years 2011 and 2012 were as follows:

	2011	2012
Audit Fees(1)	$1,262,903	$1,188,414
Audit-Related Fees	$0	$44,430
Tax Fees	$0	$0
All Other Fees	$0	$0

Total	$1,262,903	$1,232,844

(1)	Audit fees represent fees for the audit of the Company’s consolidated financial statements and internal controls over financial reporting included in our 2012 Annual Report and the review of the Company’s consolidated financial statements included in our quarterly reports on Form 10-Q. Audit-Related Fees include fees associated with obtaining consents in connection with regulatory filings and audit of the Company’s Employee Stock Ownership and 401(k) Plans.

Audit and Non-Audit Services Pre-Approval Policy

Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by Grant Thornton LLP, the Company’s independent registered public accounting firm, must be approved in advance by the Audit Committee to assure that such services do not impair the auditors’ independence from the Company. In April 2004, the Audit Committee adopted an Audit and Non-Audit Services Pre-Approval Policy which sets forth the procedures and conditions pursuant to which audit and non-audit services to be performed by the independent auditors are to be pre-approved. Pursuant to the policy, certain services or categories of services described in detail in the policy may be pre-approved generally on an annual basis together with pre-approved maximum fee levels for such services. The services eligible for annual pre-approval consist of audit services, audit-related services, tax services and other services. If not pre-approved on an annual basis, proposed services must otherwise be separately approved prior to being performed by the independent auditors. The Audit Committee may also pre-approve particular services on a case-by-case basis. In addition, any services that receive annual pre-approval but exceed the pre-approved maximum fee level also will require separate approval by the Audit Committee. The Audit Committee may delegate authority to pre-approve audit and non-audit services to any member of the Audit Committee, but may not delegate such authority to management. The Company’s independent auditors and Chief Financial Officer are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with the pre-approval policy and the fees for the services performed to date. The Audit Committee pre-approved all of the audit, audit-related, tax and all other services described as Audit Fees in the table above.

Report of the Audit Committee of the Board of Directors

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act or the Exchange Act, that might incorporate future filings, including this Proxy Statement, with the SEC, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings, nor shall the following report be deemed to be incorporated by reference into any future filings under the Securities Act or the Exchange Act, unless specifically stated to be incorporated by reference therein.

The Audit Committee currently has four members, consisting of four independent directors, William J. Dawson, Robert C. Hood, Robert P. McGrath and Ronald H. Zech; Mr. Hood serves as its Chairman. The Company’s management is responsible for the Company’s internal controls, financial reporting, compliance with laws and regulations and ethical business standards. The Company’s independent registered public accounting firm, Grant Thornton LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal controls over financial reporting in accordance with generally accepted auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) (United States) and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes as well as the independence and performance of the Company’s independent registered public accounting firm. However, the members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing. They rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors.

The Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2012 and audit of internal controls over financial reporting as of December 31, 2012 with management.

2.	The Audit Committee has discussed with Grant Thornton LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the standards of the PCAOB.

3.	The Audit Committee has received an independence letter from Grant Thornton LLP as required by the standards of the PCAOB, and has discussed with Grant Thornton LLP its independence.

4.	Based on the reviews and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Company’s audited consolidated financial statements be included in the 2012 Annual Report that was filed with the SEC on February 22, 2013.

Submitted by the Audit Committee:

Robert C. Hood, Chair

William J. Dawson

Robert P. McGrath

Ronald H. Zech

Required Vote

The affirmative vote of the holders of a majority of the shares of the Company’s Common Stock present or represented at the Annual Meeting is required to approve the ratification of the selection of Grant Thornton LLP as our independent auditors for the year 2013. Abstentions will have the same effect as a vote against this proposal and broker “non-votes,” if any, will have no effect on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP.

PROPOSAL NO. 3

NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“the Dodd-Frank Act”) added Section 14A to the Exchange Act, which requires that we provide our shareholders with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.

As described in detail under the heading “Executive Compensation and Other Information—Compensation Discussion and Analysis,” our executive compensation program is designed to attract and retain exceptional talent, reward past performance and establish and reward measurable objectives for future performance. Our primary objective is to align our executive officers’ interests with the interests of our shareholders by rewarding achievement of established goals that contribute to increased long-term shareholder value. Please read the “Compensation Discussion and Analysis” beginning on page 20 of this Proxy Statement for additional details about our executive compensation programs, including information about the fiscal year 2012 compensation of our named executive officers.

As part of designing and implementing the compensation programs for all employees, the Company considers the risks that may be created and whether any such risks may have an adverse impact on the Company, and whether, overall, the Company’s compensation programs are reasonably likely to have a material adverse impact on the Company. In making this determination, the Company considers the overall mix of compensation for employees as well as the various risk control and mitigation features of our compensation plans, including appropriate performance measures and targets and incentive plan payout maximums.

The Compensation Committee continually reviews the compensation programs applicable to our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices. As a result of its review process, the Compensation Committee made the following changes to our executive compensation practices:

•	Reevaluated and updated the 2012 Compensation Peer Group;

•	Added a new profitability metric for the Annual Bonus, which measures Company and divisional sales, general and administrative expenses as a percentage of rental revenue;

•	Added a new performance metric for equity compensation, which measures three-year cumulative EBIT performance by division;

•	A 10% holdback provision was added to executive officers’ RSU settlements to facilitate earlier achievement of stock ownership guidelines for executive officers; and

•	A clawback policy was adopted, which requires reimbursement by current and former executive officers if a restatement of our financial statements is required.

A more complete explanation of these changes is included in the “Compensation Discussion and Analysis” section of this Proxy Statement.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to indicate whether they approve of our named executive officers’ compensation. This vote is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement in accordance with the SEC’s compensation disclosure rules. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Required Vote

The affirmative vote of the holders of a majority of the shares of the Company’s Common Stock present or represented at the Annual Meeting is required to approve, on an advisory basis, the compensation of the Company’s named executive officers. Abstentions will have the same effect as a vote against this proposal and broker “non-votes,” if any, will have no effect on this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

By Order of the Board of Directors,

Randle F. Rose

Senior Vice President,

Chief Administrative Officer and Secretary

April 30, 2013

Livermore, California

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals —	The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals No. 2 and No. 3.

1.	Election of Directors*:	For	Withhold		For	Withhold		For	Withhold
	01 - William J. Dawson	☐	☐	02 - Robert C. Hood	☐	☐	03 - Dennis C. Kakures	☐	☐

	04 - Robert P. McGrath	☐	☐	05 - M. Richard Smith	☐	☐	06 - Dennis P. Stradford	☐	☐

	07 - Ronald H. Zech	☐	☐	* Each to be elected and to serve until the 2014 annual meeting of shareholders or until their successors are elected and qualified.

		For	Against	Abstain

2.	To ratify the appointment of Grant Thornton LLP as the independent auditors for the Company for the year ending December 31, 2013.	☐	☐	☐
		For	Against	Abstain
3.	To hold a non-binding, advisory vote to approve the compensation of the Company’s named executive officers.	☐	☐	☐

B	Non-Voting Items

C	Authorized Signatures —	This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢		+

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — McGrath RentCorp

The Board of Directors solicits this Proxy for the Annual Meeting of Shareholders to be held on Wednesday, June 12, 2013, at 2:00 p.m. (PDT) at McGrath RentCorp’s principal executive offices at 5700 Las Positas Road, Livermore, CA 94551.

The undersigned hereby constitutes and appoints Randle F. Rose and Keith E. Pratt, or each of them, with full power of substitution and revocation, attorneys and proxies of the undersigned at the Annual Meeting of Shareholders of McGrath RentCorp or any adjournments thereof, and to vote, including the right to cumulate votes (if cumulative voting is required), the shares of Common Stock of McGrath RentCorp registered in the name of the undersigned on the Record Date for the Annual Meeting.

The Board of Directors recommends a vote FOR the nominees named on the reverse side and FOR Proposals No. 2 and No. 3. The shares represented by this Proxy will be voted as directed on the reverse side; if no specification is made, the shares will be voted FOR said nominees and proposals. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement and the 2012 Annual Report to Shareholders furnished with this Proxy.

PLEASE RETURN THIS SIGNED AND DATED PROXY

IN THE ACCOMPANYING ADDRESSED ENVELOPE